Exhibit 10.1

LOAN AGREEMENT

by and among

ASURE SOFTWARE, INC.

as the Company

ADI SOFTWARE, LLC

ASURE LEGIANT, LLC

MEETING MAKER – UNITED STATES, INC.

AND

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO

DEERPATH FUNDING, LP

as Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

July 1, 2012

TABLE OF CONTENTS

Section 1.	Definitions and Terms	7
1.1.	Definitions	7
1.2.	Other Interpretive Provisions.	27
1.3.	Accounting Principles	28
1.4.	Time	28

Section 2.	Loan Commitments	28
2.1.	Tranche A Loan	28
2.2.	Tranche B Loan	28
2.3.	Loan Procedure	29
2.4.	Permitted Prepayments	29
2.5.	Mandatory Repayments and Prepayments	30
2.6.	Joint and Several Obligations	32

Section 3.	Terms Of Payment	32
3.1.	Notes and Payments Generally	32
3.2.	Loan Payments	33
3.3.	Order of Application	34
3.4.	Interest Rate	34
3.5.	Default Rate	34
3.6.	Interest Calculations	35
3.7.	Maximum Rate	35
3.8.	Cost of Money Ceiling	35

Section 4.	Fees and Expenses	36
4.1.	Treatment of Fees and Expenses	36
4.2.	Structuring and Closing Fees	36

Section 5.	Conditions Precedent	36
5.1.	To Closing	36
5.2.	To Initial Term Loan	37
5.3.	To Additional Term Loans	40
5.4.	No Waiver	41

Section 6.	Security	41
6.1.	Collateral; After-Acquired Property	41
6.2.	Financing Statements	42
6.3.	Priority	42

Section 7.	Representations And Warranties	42
7.1.	Existence, Good Standing, and Authority to do Business	42
7.2.	Subsidiaries; other Equity Interests	42
7.3.	Authorization, Compliance, and No Default	42
7.4.	Binding Effect	43
7.5.	Litigation	43
7.6.	Taxes	43
7.7.	Environmental Matters	43

7.8.	Ownership of Assets; Intellectual Property	44
7.9.	Debt	44
7.10.	Liens	44
7.11.	Insurance	44
7.12.	Full Disclosure	44
7.13.	Place of Business	45
7.14.	Use of Proceeds	45
7.15.	Employee Benefits	46
7.16.	Laws Relating to Employment	46
7.17.	Trade Names	47
7.18.	Transactions with Affiliates	47
7.19.	Government Regulation	47
7.20.	Capitalization	48
7.21.	Compliance with Laws; Certain Operations	49
7.22.	Solvency	49
7.23.	Financials	50
7.24.	Absence of Undisclosed Liabilities	50
7.25.	Employee Matters	50

Section 8.	Affirmative Covenants	51
8.1.	Items to be Furnished	51
8.2.	Books and Records	53
8.3.	Inspections	53
8.4.	Taxes	54
8.5.	Payment of Obligations and Compliance with Contracts	54
8.6.	Indemnification	54
8.7.	Maintenance of Existence, Assets, and Business	56
8.8.	Insurance	56
8.9.	Further Assurances	57
8.10.	Compliance with Laws	58
8.11.	Expenses	58
8.12.	Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement	59
8.13.	Use of Proceeds	59
8.14.	Board of Directors	59
8.15.	Special SBIC Covenants	60

Section 9.	Negative Covenants	61
9.1.	Debt; Disqualified Stock	61
9.2.	Liens	61
9.3.	Compliance with Laws and Documents	61
9.4.	Loans, Advances, and Investments	61
9.5.	Distributions	62
9.6.	Acquisitions, Mergers and Dissolutions	62
9.7.	Assignment	63
9.8.	Fiscal Year and Accounting Methods	63
9.9.	Sale of Assets	63
9.10.	New Businesses	63

9.11.	Employee Plans	63
9.12.	Transactions with Affiliates	63
9.13.	Taxes	64
9.14.	Prepayment of Debt; Subordinated Debt	64
9.15.	Lease Obligations	64
9.16.	Capital Expenditures	64
9.17.	Available Cash	64
9.18.	Amendments or Changes in Agreements	64
9.19.	Compensation	65
9.20.	PeopleCube Acquisition	65
9.21.	Bank Accounts	65
9.22.	Negative Pledge	65

Section 10.	Financial Covenants.	66
10.1.	Minimum EBITDA	66
10.2.	Total Debt to EBITDA Ratio	66
10.3.	Senior Debt to EBITDA Ratio	67
10.4.	Fixed Charge Coverage Ratio	67

Section 11.	Default.	68
11.1.	Payment of Obligation	68
11.2.	Covenants	68
11.3.	Debtor Relief	68
11.4.	Judgments and Attachments	69
11.5.	Misrepresentation	69
11.6.	Default Under Other Agreements	69
11.7.	Validity and Enforceability of Loan Documents	69
11.8.	Change of Control or Change of Management	69
11.9.	Ownership of Other Borrowers	69
11.10.	Subordination Agreements	70
11.11.	Material Adverse Event	70

Section 12.	Rights And Remedies	70
12.1.	Remedies Upon Default	70
12.2.	Borrower Waivers	70
12.3.	Performance by Agent	70
12.4.	Not in Control	70
12.5.	Course of Dealing	71
12.6.	Cumulative Rights	71
12.7.	Application of Proceeds	71
12.8.	Diminution in Value of Collateral	71

Section 13.	Agent	71
13.1.	Appointment and Authorization of Agent	71
13.2.	Rights as a Lender	72
13.3.	Exculpatory Provisions	72
13.4.	Reliance by Agent	73
13.5.	Delegation of Duties	73
13.6.	Resignation; Removal of Agent	73

13.7.	Non-Reliance on Agent and Other Lenders	74
13.8.	No Other Duties, Etc	74
13.9.	Agent May File Proofs of Claim	74
13.10.	Collateral Matters	75

Section 14.	Miscellaneous	76
14.1.	Headings	76
14.2.	Non-Business Days	76
14.3.	Communications	76
14.4.	Survival	77
14.5.	Governing Law	77
14.6.	Invalid Provisions	78
14.7.	Multiple Counterparts	78
14.8.	Amendments; Assignments and Participations	78
14.9.	Term	79
14.10.	Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	79
14.11.	Arbitration	79
14.12.	No Implied Waivers; Cumulative Remedies; Writing Required	80
14.13.	Electronic Submissions	80
14.14.	Jury Waiver	80
14.15.	Venue and Service of Process	81
14.16.	Marketing and Disclosure Rights of Lenders	82
14.17.	Managerial Assistance by Lenders	82
14.18.	Entirety	82

EXHIBITS

EXHIBIT A	Deerpath Funding Initial Term Note
EXHIBIT B	Security Agreement
EXHIBIT C	Patent and Trademark Security Agreements
EXHIBIT D	Copyright Security Agreements
EXHIBIT E	Pledge Agreement
EXHIBIT F	Form of Deposit Account Control Agreement
EXHIBIT G	Form of Landlord Subordination of Lien
EXHIBIT H	Non-Convertible Note Subordination Agreement
EXHIBIT I	Convertible Note Subordination Agreement
EXHIBIT J	ADI Seller Note Subordination Agreement
EXHIBIT K	Legiant Seller Note Subordination Agreement
EXHIBIT L	Noncompetition Letter Agreements
EXHIBIT M	Small Business Side Letter
EXHIBIT N	Flow of Funds Memo
EXHIBIT O	Form of Loan Request
EXHIBIT P	Form of Compliance Certificate
EXHIBIT Q	Form of Joinder Agreement

SCHEDULES

SCHEDULE 1	Parties, Addresses, and Wiring Information
SCHEDULE 7.1	Jurisdictions
SCHEDULE 7.2	Subsidiaries
SCHEDULE 7.3	Amended Agreements
SCHEDULE 7.5(a)	Litigation
SCHEDULE 7.5(b)	Outstanding Judgments
SCHEDULE 7.6	Contested Taxes
SCHEDULE 7.7	Environmental Matters
SCHEDULE 7.8	Real Property
SCHEDULE 7.11	Insurance
SCHEDULE 7.13	Place of Business
SCHEDULE 7.15(a)	Employee Plans
SCHEDULE 7.16(a)	Complaints Relating to Employment
SCHEDULE 7.17	Trade Names
SCHEDULE 7.18(a)	Transactions With Affiliates
SCHEDULE 7.18(b)	Transactions With Affiliates Not At Arm’s Length
SCHEDULE 7.20(a)	Capitalization
SCHEDULE 7.20(b)	Planned Issuances; Voting and Transfer Rights
SCHEDULE 7.20(c)	Preemptive Rights and Registration Rights
SCHEDULE 7.20(e)	Disqualified Stock
SCHEDULE 7.23(a)	Financial Statements
SCHEDULE 7.23(b)	Financial Statements – Exceptions to GAAP
SCHEDULE 7.24	Disclosed Liabilities
SCHEDULE 7.25(a) and (b)	Employee Matters

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is dated effective as of July 1, 2012 (the “Closing Date”), by and among Asure Software, Inc., a Delaware corporation (the “Company”), ADI Software, LLC, a Delaware limited liability company (“ADI”), Asure Legiant, LLC, a Delaware limited liability company (“Legiant”), from and after the consummation of the PeopleCube Acquisition, Meeting Maker – United States, Inc., a Delaware corporation doing business as PeopleCube (“PeopleCube”), and the other borrowers from time to time party to this Agreement (together with the Company, ADI, Legiant and PeopleCube, each, a “Borrower” and collectively, “Borrowers”); Deerpath Funding, LP, a Delaware limited partnership (“Deerpath Funding”), and the other lenders from time to time party to this Agreement (together with Deerpath, each a “Lender”, and collectively, the “Lenders”); and Deerpath Funding, as administrative agent and collateral agent for itself and the other Lenders (in such capacity, “Agent”).

RECITALS

A. Borrowers have requested Lenders to make (i) a single advance senior secured term loan on the Closing Date in the amount of $14,500,000, and (ii) a conditional commitment to provide additional single advance senior secured term loans from time to time following the Closing Date in an aggregate amount not to exceed $5,000,000.

B. Lenders are willing to make the Loans to Borrowers subject to the terms and conditions in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1.  Definitions and Terms.

1.1. Definitions.  As used in the Loan Documents:

9% Subordinated Convertible Notes means those certain 9% subordinated convertible notes dated September 30, 2011, issued by the Company in the aggregate initial principal amount of $1,500,000 pursuant to a Securities Purchase Agreement dated September 30, 2011, as amended, supplemented and replaced from time to time in accordance with the Convertible Note Subordination Agreement.

15% Subordinated Notes means those certain 15% subordinated notes dated September 30, 2011, issued by the Company in the aggregate initial principal amount of $1,700,000 pursuant to a Securities Purchase Agreement dated September 30, 2011, as amended, supplemented and replaced from time to time in accordance with the Non-Convertible Note Subordination Agreement.

AAA is defined in Section 14.11.

ACH Authorization Agreements means those certain Authorization Agreements for Pre-Authorized Payments (Debit) executed by the Company in favor of each Lender.

Accounting Firm is defined in Section 8.1(a)(i).

Additional Term Loan and Additional Term Loans are defined in Section 2.2.

Additional Term Loan Commitment means $5,000,000.

Additional Term Note means individually, and Additional Term Notes means collectively, each promissory note executed by Borrowers and made payable to any Lender, evidencing all or any portion of an Additional Term Loan and otherwise in substantially the same form as the Deerpath Funding Initial Term Note.

ADI is defined in the introductory paragraph hereto.

ADI Seller means ADI Time, LLC, a Rhode Island limited liability company.

ADI Seller Note means that certain promissory note dated October 1, 2011, executed by ADI and made payable to ADI Seller in the initial principal amount of $1,095,392, as amended, supplemented and replaced from time to time in accordance with the ADI Seller Note Subordination Agreement.

ADI Seller Note Subordination Agreement means that certain subordination and intercreditor agreement dated the Closing Date, by and between ADI Seller, as subordinated lender, ADI and the Company, as borrowers, and Deerpath Funding, as agent for the senior lenders, attached hereto as Exhibit J, as amended.

Affiliate of a Person means any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person, and, with respect to any Person that is a natural Person, such Person’s spouse and the siblings, ascendants and descendants of such Person and his or her spouse.  For purposes of this definition “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Voting Interests or other ownership interests, by contract, or otherwise; provided, however, that any director, executive officer, manager or other Person which owns directly or indirectly five percent (5%) or more of the securities of any other Person having ordinary voting power for the election of directors or managers shall be deemed to control such other Person.  Under no circumstances shall Agent or any Lender be deemed to be an Affiliate of any Borrower or any Borrower’s Affiliates.

Affiliated Shareholders of a Person means any two or more Shareholders of such Person that are Affiliates of each other.

Agent is defined in the introductory paragraph of this Agreement, and includes any successor Agent appointed pursuant to Section 13.6.

Agreement means this Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

Anderson means John Anderson.

Annual Excess Cash Flow Prepayment is defined in Section 2.5(a)(i).

Approved Electronic Form is defined in Section 14.13.

Approved Electronic Form Notice is defined in Section 14.13.

Beneficial Owner has the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as in effect from time to time.

Board of Directors means, with respect to any Person (other than a natural person), the board of directors, board of managers or similar governing body of such Person.  The Board of Directors of a limited partnership shall be the Board of Directors of its general partner.  The Board of Directors of any limited liability company that is managed by its sole Equityholder shall be the Board of Directors of such sole Equityholder.

Borrower and Borrowers are defined in the introductory paragraph hereto.

Business Day means any day which is not a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or obligated to close.

Capital Expenditures means, without duplication, the following:  (a) the aggregate amount of Borrowers’ expenditures for fixed or capital assets determined in accordance with GAAP (including replacements, capitalized repairs and improvements but excluding any Insurance Proceeds or Eminent Domain Proceeds used to replace fixed assets in accordance with Section 8.12, following a casualty event or condemnation with respect thereto), plus (b) to the extent not included in clause (a), the aggregate principal portion of all of Borrowers’ payments under any Capital Lease required to be capitalized in accordance with GAAP (excluding the portion thereof allocable to interest expense).

Capital Lease means any lease (or sublease or other similar arrangement conveying the right to use) of property, real or personal, which is required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person under GAAP, and the amount of such lease shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Distributions means a Distribution made in cash.

Cash Equivalents means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of less than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers’ acceptances with maturities of less than one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $100,000,000, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) immediately above, (v) commercial paper having the highest rating obtainable from Moody’s or S&P’s Ratings Services and in each case maturing within nine months after the date of acquisition and (vi) interests in money market mutual funds which invest solely in assets and securities of the type described in clauses (i) through (v) immediately above.

Change of Control means, without the prior written consent of the Required Lenders, the occurrence of any of the following, in a single transaction or any series of transactions:  (a) the sale, transfer, conveyance, lease or other disposition (other than by way of merger or consolidation) to any Person (other than a Borrower) of all or substantially all of the assets of any Borrower; (b) the adoption of a plan relating to the dissolution, liquidation or winding-up of any Borrower; (c) the consummation of any sale, issuance, exchange, exercise or conversion of Equity Securities of the Company, or any merger, consolidation, recapitalization, reorganization or other transaction involving the Company, which results in (i) any Shareholder or group of Affiliated Shareholders of the Company (other than Red Oak Partners, LLC, Renaissance Technologies, Inc., LLC, PeopleCube Holding, B.V., David Sandberg, Patrick Goepel and their respective Affiliates) owning, directly or indirectly, more than fifty percent (50.00%) of the Equity Securities of the Company (on an as converted into Common Stock basis) in the aggregate, (ii) the Company ceasing to own, directly or indirectly, one hundred percent (100%) of the Equity Securities of each Borrower other than the Company (or, with respect to clause (i) or (ii), the Equity Securities of the surviving or resulting company of such merger, consolidation or other transaction that is or immediately becomes a “Borrower” pursuant to such transaction, if the Company, is not the surviving or resulting company), or (iii) any Shareholder or group of Affiliated Shareholders of the Company (other than Red Oak Partners, LLC, Renaissance Technologies, Inc., LLC, PeopleCube Holding, B.V., David Sandberg, Patrick Goepel and their respective Affiliates) having control, by contract, ownership or otherwise, of that percentage of the outstanding Voting Interests of the Company necessary to elect a majority of the Board of Directors and direct the management policies and decisions of the Company, or (d) the consummation of any sale, issuance, exchange, exercise or conversion of Equity Securities of any Borrower other than the Company, or any merger, consolidation, recapitalization, reorganization or similar transaction involving any Borrower other than the Company, which results in the Company ceasing to (i) own, directly or indirectly, one hundred percent (100%) of the Equity Securities of such Borrower (or the Equity Securities of the surviving or resulting company of such merger, consolidation or other transaction that is or immediately becomes a “Borrower” pursuant to such transaction, if such Borrower is not the surviving or resulting company) or (ii) control, by contract, ownership or otherwise, that percentage of the outstanding Voting Interests of such Borrower necessary at all times to elect a majority of the Board of Directors and direct the management policies and decisions of such Borrower.  For purposes of this definition of “Change of Control”, (x) any transfer of more than fifty percent (50%) of the Voting Interests of an entity that holds Voting Interests of any Person will be deemed to be a transfer of such Voting Interests of such Person, (y) the definition of “Person” shall include two or more Persons acting as a partnership, limited partnership, syndicate, joint venture, co-investing or other group.

Change of Management means, without the prior written consent of the Required Lenders, the occurrence of Goepel ceasing (whether voluntarily or involuntarily or for any other reason) to be employed full-time as the chief executive officer of the Company.

Closing means the closing of the Initial Term Loan and the PeopleCube Acquisition.

Closing Date is defined in the introductory paragraph of this Agreement.

Collateral is defined in Section 6.1(a).

Commitment Letter means that certain conditional commitment letter dated May 23, 2012, addressed to the Company by Deerpath Capital Management, LP, and accepted and agreed to by the Company.

Company is defined in the introductory paragraph hereto.

Compliance Certificate means a certificate substantially in the form of Exhibit P signed by a Responsible Officer of the Company.

Convertible Note Subordination Agreement means that certain subordination and intercreditor agreement dated the Closing Date, by and between the holders of the 9% Subordinated Convertible Notes identified therein, as subordinated lenders, the Company, as borrower, and Deerpath Funding, as agent for the senior lenders, attached hereto as Exhibit I, as amended.

Copyright Security Agreement means individually, and Copyright Security Agreements means collectively, the Copyright Security Agreements dated the Closing Date, by and between Agent, as secured party, and each of the Company, ADI, Legiant and PeopleCube, all of which are attached as Exhibit D hereto, as amended.

Current Financials means (a) until the first delivery of consolidated financial statements of Borrowers pursuant to Section 8.1, the Financial Statements, and (b) after the first delivery of consolidated financial statements of Borrowers under Section 8.1, the consolidated financial statements of the Borrowers most recently delivered to Lenders under Section 8.1 as of the date of determination.

Debt means (without duplication), with respect to any Borrower, (a) all obligations required by GAAP to be classified upon such Borrower’s balance sheet as liabilities, (b) all obligations of such Borrower for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Borrower, (c) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by such Borrower, (d) Capital Leases and other obligations of such Borrower that have been (or under GAAP should be) capitalized for financial reporting purposes, (e) all obligations of such Borrower to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock, and (f) all guaranties, endorsements, and other contingent liabilities with respect to Debt or obligations of others.  With respect to Borrowers, Debt means the aggregate of the Debt of the Borrowers.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the rights of creditors generally.

Deed of Trust means, with respect to any real property interest of any Borrower (including but not limited to any fee simple, leasehold or mineral interest), a mortgage, deed of trust or similar instrument in Proper Form executed by any Borrower that grants Agent (for the ratable benefit of Lenders) a Lien on such real property interest to secure the performance and payment in full of the Obligation.

Deerpath Funding is defined in the introductory paragraph hereto.

Deerpath Funding Initial Term Note means that certain promissory note attached hereto as Exhibit A, executed by Borrowers on the Closing Date and made payable to Deerpath Funding in an original principal amount equal to Deerpath Funding’s Percentage Interest of the Initial Term Loan Commitment, or $14,500,000.00, and all renewals, increases, modifications, amendments, supplements, restatements and replacements of, or substitutions for, that promissory note.

Default is defined in Section 11.

Default Rate is defined in Section 3.5.

Deferred Purchase Payment has the meaning given such term in the PeopleCube Purchase Agreement.

Deposit Account Control Agreement means, with respect to each checking, savings or other deposit account utilized by a Borrower, a Deposit Account Control Agreement by and among such Borrower, Agent and the applicable depository bank, in substantially the form of Exhibit F (or otherwise in Proper Form as approved in advance by Agent).

Director means any member of a Board of Directors of a Borrower.

Disqualified Stock shall mean any Equity Security that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (b) is convertible into or exchangeable for (i) Debt securities or (ii) any Equity Security referred to in clause (a) above; provided, however, that any Equity Securities that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Securities are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Securities upon the occurrence of a change in control shall not constitute Disqualified Stock if such Equity Securities provide that the issuer thereof will not redeem any such Equity Securities pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations) and the termination of all of Lenders’ commitments to lend hereunder.

Distribution for any Person means, (a) with respect to any Equity Securities of that Person, (i) the declaration or payment of any dividend or distribution on or with respect to such Equity Securities, (ii) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such Equity Securities (including the purchase of warrants, rights, or other options to acquire such interests), or (iii) any other payment by that Person with respect to such Equity Securities, and (b) any loan or advance by that Person to, or other investment by that Person in, the holder of any Equity Securities of that Person.

Dollar, Dollars or $ mean lawful money of the United States of America.

EBITDA means, without duplication, for any period, Borrowers’ Net Income for such period plus:

(a) GAAP depreciation, amortization, Net Interest Expense and income taxes, plus (or minus)

(b) any GAAP non-cash charges (or GAAP non-cash income) as approved by Agent in writing;

(c) any GAAP non-cash stock compensation;

(d) any GAAP non-cash effect of purchase accounting hair-cut on PeopleCube deferred revenue;

Notwithstanding the foregoing:

(a) EBITDA for the 12-month period ending September 30, 2012 shall be deemed to be equal to (i) EBITDA for the 3-month period ending September 30, 2012 multiplied by (ii) four (4.00) (subject to clause (e) below);

(b) EBITDA for the 12-month period ending December 31, 2012 shall be deemed to be equal to (i) EBITDA for the 6-month period ending December 31, 2012 multiplied by (ii) two (2.00) (subject to clause (e) below);

(c) EBITDA for the 12-month period ending March 31, 2013 shall be deemed to be equal to (i) EBITDA for the 9-month period ending March 31, 2013 multiplied by (ii) 1.333 (subject to clause (e) below);

(d) EBITDA for the 12-month period ending June 30, 2013 and for all subsequent 12-month periods shall be equal to EBITDA for such 12-month period (subject to clause (e) below);

(e) EBITDA for any period shall:

(i) exclude up to an aggregate of $1,250,000 of fees and expenses over the entire term of the Loan (not $1,250,000 per quarter) incurred within nine (9) months following the Closing Date relating to the integration of PeopleCube;

(ii) exclude “EBITDA” on a pro forma basis for such period of each Person (or business unit, division or group of such Person) which is sold, transferred or otherwise disposed of by a Borrower during such period;

(iii) exclude any Key Man Life Insurance proceeds; and

(iv) if and when Borrowers acquire any Person (or business unit, division or group of such Person) other than PeopleCube from time to time following the Closing Date, EBITDA will be determined on an annualized basis for the fiscal quarters immediately following such acquisition on a basis consistent with the determination of EBITDA pursuant to subsections (a) through (d) above.

Electronic Form is defined in Section 14.13.

Eminent Domain Event means any Governmental Authority or any Person acting under a Governmental Authority institutes proceedings to condemn, seize or appropriate all or part of any asset of a Borrower.

Eminent Domain Proceeds means all amounts received by any Borrower as a result of any Eminent Domain Event.

Employee Plan means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) established, maintained or contributed to by any Borrower.

Environmental and Safety Law means any Law that relates to public health and safety, nuisance, worker health and safety, protection of the environment, pollution or contamination or to standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, sale, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

Environmental Permits means (a) any statutory or regulatory exemption for which any Borrower qualifies, or (b) any permit, license, confirmation letter, or variance letter issued to or for the benefit of a Borrower (or under which a Borrower operates) by the Environmental Protection Agency, the Texas Commission on Environmental Quality, or any other Governmental Authority in connection with or pursuant to any Environmental and Safety Law.

Equity Securities means, with respect to any Person (other than an individual):

(f) all of such Person’s issued and outstanding capital stock (including but not limited to common stock and preferred stock), partnership interests, membership interests, equity interests, profits interests, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or other equity or profits interests of such Person;

(g) all of the (i) securities convertible into or exchangeable for shares of capital stock, partnership interests, membership interests, equity interests or profits interests of such Person, and (ii) warrants, rights or options for the purchase or acquisition from such Person of any such shares or interests; and

(h) all of the other equity or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Equity Securities of Borrowers means all of the Equity Securities of all of the Borrowers, collectively.

Equityholder means each of, and Equityholders means collectively, with respect to any Person or Persons (other than an individual), the holders of Equity Securities of such Person or Persons, respectively.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations.

Excess Cash Flow means, for any Excess Cash Flow Period, the sum, without duplication, of:

(a) EBITDA for such Excess Cash Flow Period, minus

(b) the sum of:

(i) Borrowers’ Taxes paid in cash for such Excess Cash Flow Period;

(ii) the principal amount of all Total Debt paid in cash by Borrowers during such Excess Cash Flow Period;

(iii) Net Interest Expense paid in cash by Borrowers during such Excess Cash Flow Period;

(iv) the cash portion of the purchase consideration for any Permitted Acquisitions (other than PeopleCube) paid during such Excess Cash Flow Period;

(v) any fees and expenses relating to the integration of PeopleCube, to the extent excluded in the calculation of EBITDA pursuant to clause (e)(i) of the definition thereof;

(vi) cash Capital Expenditures for such Excess Cash Flow Period; minus (or plus)

(c) any increase (or decrease) in Borrowers’ Net Working Capital for such Excess Cash Flow Period,

all as calculated on an annual basis following completion of Borrowers’ certified financial statements provided to Lenders pursuant to Section 8.1(a); provided, that if the result of such calculation is a negative amount, then Excess Cash Flow for such Excess Cash Flow Period shall be deemed equal to zero dollars ($0.00).

Excess Cash Flow Period shall mean (a) the period commencing on the Closing Date and ending on December 31, 2012, and (b) each fiscal year of Borrowers thereafter.

Excluded Cash Collateral Account means that certain account number 010-007-7296208 at JPMorgan Chase Bank and the Certificate of Deposit associated therewith in the amount of $250,000.

Exhibit means an exhibit attached to this Agreement unless otherwise specified.

Financial Statements is defined in Section 7.23(a).

First Year is defined in Section 2.5(a)(iv).

Fitch means Fitch Ratings and any successor thereto.

Fixed Charge Coverage Ratio means, when determined, the ratio of:

(a) EBITDA for the most recently completed 12-month period minus any fees and expenses relating to the integration of PeopleCube, to the extent excluded in the calculation of EBITDA pursuant to clause (e)(i) of the definition thereof, to

(b) the sum of (collectively, the “Fixed Charges”):

(i) the principal amount of all Total Debt scheduled to be paid during the forward 12-month period, excluding (A) any and all Annual Excess Cash Flow Prepayments and (B) the regularly scheduled principal payment due under the Notes on the Maturity Date;

(ii) Net Interest Expense paid during the most recently completed 12-month period; and

(iii) Capital Expenditures, cash Taxes, any Cash Distributions for the most recently completed 12-month period.

Flow of Funds Memo means that certain Closing Statement dated the Closing Date, executed by Borrowers, Agent and Lenders and attached hereto as Exhibit N.

Fully Diluted Basis means, with respect to any Person, the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire existing or future classes of Equity Securities of such Person have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

GAAP means generally accepted accounting principles in the United States of America, as in effect from time to time, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Goepel means Patrick Goepel.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and includes a private mediation or arbitration board or panel.

Hazardous Substance means (a) any substance the presence of which requires removal, remediation or investigation under any applicable Environmental and Safety Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental and Safety Law, or (c) petroleum, petroleum products, oil, N.O.R.M. and other radioactive material, chlorides and asbestos.

Immigration Laws means and includes the Immigration Reform and Control Act of 1986 and any and all other federal, state, municipal or other Laws enforced or under the jurisdiction of the U.S. Immigration and Customs Enforcement or otherwise pertaining to or relating to foreign nationals who come to the United States either temporarily or permanently, including (a) the associated legal rights, duties and obligations of aliens and their employers in the United States, (b) employer verification obligations and procedures involved with the employment of foreign nationals, (c) application processes and procedures involved with naturalization of foreign nationals who wish to become United States citizens, and (d) legal issues relating to people who cross U.S. borders by means of fraud or other illegal means, and those who traffic or otherwise illegally transport aliens into the United States, together with any and all regulations promulgated thereunder.

Initial Term Loan is defined in Section 2.1.

Initial Term Loan Commitment means $14,500,000.

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Borrower, including (a) proceeds relating to Collateral, (b) any Key Man Life Insurance proceeds, and (c) any business interruption insurance proceeds.

Interest Period means a calendar quarter beginning with the first day of each calendar quarter (i.e., January 1, April 1, July 1 and October 1); provided however that for the period from Closing until the beginning of the next calendar quarter, the Interest Period shall commence on the  Closing Date.

Joinder Agreement is defined in Section 8.9.

JPMorgan Line of Credit means the Company’s $500,000 senior secured line of credit under that certain Credit Agreement dated September 29, 2011, by and between the Company, as borrower, and JPMorgan Chase Bank, N.A., as lender, as amended.

Key Man Life Insurance means (a) the insurance policy(ies) maintained by Borrowers on the lives of Goepel, Anderson, Rodriguez and Scoglio (or any combination of the foregoing as long as it includes Goepel), payable to Borrowers in an aggregate amount at all times at least equal to $10,000,000, and (b) any other policy of key man life insurance maintained by Borrowers with respect to any other employee or consultant of a Borrower; provided that, with respect to all of the foregoing insurance policies, Agent shall have a first priority assignment and security interest (for the ratable benefit of the Lenders) in any proceeds received by Borrowers.

Landlord Subordination of Lien means with respect to any real property leased by a Borrower, a Landlord Subordination of Lien in the form of Exhibit G attached hereto or otherwise in Proper Form, by and among Agent, such Borrower and the landlord.

Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, and the terms of any license or permit issued by any Governmental Authority.

Legiant is defined in the introductory paragraph hereto.

Legiant Seller means WG Ross Corp., a Texas corporation.

Legiant Seller Notes means:

(a) that certain promissory note dated December 14, 2011, executed by Legiant and made payable to Legiant Seller in the initial principal amount of $477,536.05, as amended, supplemented and replaced from time to time in accordance with the Legiant Seller Note Subordination Agreement; and

(b) that certain promissory note dated December 14, 2011, executed by Legiant and made payable to Legiant Seller in the initial principal amount of $1,761,231.97, as amended, supplemented and replaced from time to time in accordance with the Legiant Seller Note Subordination Agreement.

Legiant Seller Note Subordination Agreement means that certain subordination and intercreditor agreement dated the Closing Date, by and between Legiant Seller, as subordinated lender, Legiant and the Company, as borrowers, and Deerpath Funding, as agent for the senior lenders, attached hereto as Exhibit K, as amended.

Lender and Lenders are defined in the introductory paragraph hereto.

Lender Observer is defined in Section 8.14(a).

LIBOR Rate means the rate determined for the applicable Interest Period by the Agent at approximately 11:00 a.m. (London Time) on the date that is two (2) Business Days prior to the commencement of the Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars for a 3-month term (as set forth by Bloomberg or any other market information vendor selected by the Agent and approved by the Company); provided, that in no event shall the LIBOR Rate be less than two percent (2.00%) per annum.  The LIBOR Rate will be reset for each Interest Period.

Lien means, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Liquidity Event means the occurrence of any one of the following: (a) a firmly underwritten primary public offering of Equity Securities under a registration statement filed by any Borrower under the Securities Act which results in aggregate proceeds to the Borrowers and their Equityholders of at least $10,000,000 (net of underwriting discounts and commissions), or (b) a Change of Control.

Litigation means, with respect to any Borrower, any claim, action, arbitration, suit, investigation or administrative or other proceeding pending against or affecting such Borrower by or before any court, arbitrator or Governmental Authority.

Loan means individually, and Loans means collectively, the Initial Term Loan, any Additional Term Loan and any other amount loaned or advanced to or for the benefit of Borrowers by Lenders under this Agreement.

Loan Date means, with respect to any Loan requested by Borrowers under this Agreement, the date on which the applicable funds are transferred to, or made available to, Borrowers.

Loan Documents means (a) this Agreement, any certificates delivered under this Agreement and the Schedules to this Agreement, (b) the Notes, (c) the Security Documents, (d) the Subordination Agreements, (e) the Noncompetition Letter Agreements, (f) the Small Business Side Letter, (g) the Flow of Funds Memo, (h) any Loan Request, (i) any Compliance Certificate, (j) any Joinder Agreement and (k) all other agreements, documents, and instruments in favor of any Lender from time to time delivered to any Lender in connection with or under this Agreement, and (l) all renewals, extensions, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.

Loan Request means a request for a Loan substantially in the form of Exhibit O signed by a Responsible Officer of the Company.

Management Person means each of Goepel, Anderson, Scoglio and Rodriguez.

Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, may reasonably be expected to result in (a) impairment of the ability of any Borrower to perform any of its payment or other material obligations under any Loan Document, (b) impairment of the ability of Agent or any Lender to enforce any of its respective rights or remedies, or any Borrower’s obligations, under any Loan Document, (c) a material and adverse effect on the business, income, operations, prospects, assets, liabilities, property or condition (financial or otherwise) of any Borrower as represented to Agent or Lenders in the initial financial statements delivered to Agent and Lenders (or as otherwise disclosed to Agent or Lenders) on or about the Closing Date, or (d) a material and adverse effect on any part of the Collateral.

Maturity Date means the earliest to occur of the following:  (a) the four (4) year anniversary of the Closing Date, (b) the date that is six (6) months prior to the earliest maturity date of any of the Subordinated Debt, as the applicable maturity date of any such Subordinated Debt may be extended from time to time by Borrowers and the applicable holders thereof, (c) the acceleration of the maturity of the Loans pursuant to Section 12.1 of this Agreement, or (d) the date a Change of Control or other Liquidity Event occurs.

Maximum Rate and Maximum Amount respectively mean, for Lenders, the maximum non-usurious rate of interest and the maximum non-usurious amount of interest that, under applicable Law, Lenders are permitted to contract for, charge, take, reserve or receive on the Obligation.

Moody’s means Moody’s Investor Services, Inc.

Net Income means, for any period, the Borrowers’ consolidated net income for such period after taxes (in conformity with GAAP) but before dividends, excluding, without duplication, extraordinary items such as (a) net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (including fixed assets and capital stock) other than in the ordinary course of business, (b) write-up or write-down of assets, and (c) provision for taxes on any extraordinary item.

Net Interest Expense means, for any period, (a) total interest expense of the Borrowers for such period in respect of all outstanding Debt of the Borrowers, whether paid, accrued, expensed or capitalized, and includes, without limitation, all commissions, discounts, commitment fees and other fees and charges owed in respect of such Debt, including that portion of any lease payment under a Capital Lease which would be treated as interest under GAAP and interest on Debt used to finance working capital, minus (b) Borrowers’ aggregate interest income for such period.

Net Proceeds means (a) with respect to any sale, lease, transfer or other disposition of any asset by any Person, the aggregate amount of cash and non-cash proceeds from such transaction received by, or paid to or for the account of, such Person, net of customary and reasonable out-of-pocket costs, fees, and expenses, and (b) with respect to the issuance of Equity Securities, debt securities, Subordinated Debt, or similar instruments, or any other incurrence of Debt, the cash and non-cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with such issuance.  Non-cash proceeds include any proceeds received by way of deferred payment of principal pursuant to a note, installment receivable, purchase price adjustment receivable, or otherwise, but only as and when received.

Net Working Capital means Borrowers’ (a) current assets other than cash and Cash Equivalents, less (b) current liabilities (excluding the current portion of long-term Debt), determined on a consolidated basis consistent with GAAP.

Non-Convertible Note Subordination Agreement means that certain subordination and intercreditor agreement dated the Closing Date, by and between the holders of the 15% Subordinated Notes identified therein, as subordinated lenders, the Company, as borrower, and Deerpath Funding, as agent for the senior lenders, attached hereto as Exhibit H, as amended.

Noncompetition Letter Agreement means individually, and Noncompetition Letter Agreements means collectively, those certain letter agreements dated the Closing Date, by and among Agent, the Company and each of Goepel, Anderson, Scoglio and Rodriguez, in the form attached hereto as Exhibit L.

Note means individually, and Notes means collectively, the Term Notes and any other promissory note issued to any Lender and evidencing any Loan or all or any other portion of the Obligation, and any promissory notes issued in substitution or replacement thereof.

Obligation means, collectively, (a) the Loans and all Debt, liabilities and obligations (including indemnities), and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to any Lender or Agent by any Borrower under any Loan Document, together with all interest accruing thereon, reasonable fees, costs and expenses (including, without limitation, all reasonable attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of rights or exercise of remedies under the Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

Order means any judgment, injunction, judicial or administrative order or decree granted, made, issued or otherwise promulgated by any Governmental Authority.

Other Taxes is defined in Section 3.1(b).

Patent and Trademark Security Agreement means individually, and Patent and Trademark Security Agreements means collectively, the Patent and Trademark Security Agreements dated the Closing Date, by and between Agent, as secured party, and each of the Company, ADI, Legiant and PeopleCube, all of which are attached as Exhibit C hereto, as amended.

PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.

PeopleCube is defined in the introductory paragraph hereto.

PeopleCube Acquisition means the acquisition of PeopleCube by the Company pursuant to the PeopleCube Purchase Agreement.

PeopleCube Acquisition Documents means the PeopleCube Purchase Agreement and the other transaction documents contemplated by the PeopleCube Purchase Agreement.

PeopleCube Purchase Agreement means that certain Stock Purchase Agreement dated the Closing Date, by and between Meeting Maker Holding, B.V., a besloten vennootschap organized under the laws of the Netherlands, as seller, PeopleCube Holding, B.V, a besloten vennootschap organized under the laws of the Netherlands, and the Company, as buyer.

Percentage Interest means, with respect to each Lender, such Lender’s percentage interest in the Loans (calculated as of the Closing Date as the percentage of the Initial Term Loan that was funded by such Lender), which percentage interests may be changed by the Lenders at any time.  As of the Closing Date, and unless and until changed by Lenders, the Percentage Interest of Deerpath Funding  is one hundred percent (100%).

Permitted Acquisition means the acquisition by any Borrower of any other Person whether by purchase of assets or Equity Securities, merger or other transaction or series of transactions; provided, that such acquisition is approved in advance in writing by Agent.  The PeopleCube Acquisition is a Permitted Acquisition.

Permitted Debt means

(a) the Obligation;

(b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;

(c) purchase money Debt and Capital Lease obligations incurred in the ordinary course of business which, in the aggregate, do not exceed $1,000,000 at any time;

(d) trade payables and other current liabilities incurred in the ordinary course of business;

(e) Borrowers’ credit card line with JPMorgan Chase Bank in an amount not to exceed $400,000;

(f) the 15% Subordinated Notes;

(g) the 9% Subordinated Convertible Notes;

(h) the Seller Notes;

(i) the Deferred Purchase Payment; and

(j) Debt among the Borrowers.

Permitted Liens means

(a) Liens securing the Obligation;

(b) Liens securing the 15% Subordinated Notes and the 9% Subordinated Convertible Notes;

(c) Liens which secure purchase money Debt and Capital Lease obligations permitted under clause (c) of the definition of Permitted Debt and which encumber only the assets acquired with such purchase money Debt or the assets subject to such Capital Lease; provided, that the Debt incurred in connection with such acquisition and secured by such Lien shall not exceed one hundred percent (100%) of the amount of the purchase price of such items then being financed;

(d) Pledges, deposits or Liens arising or made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs;

(e) Easements, rights-of-way, encumbrances and other restrictions on the use or value of real property or any other property or asset which do not materially impair the use thereof;

(f) Liens on the Excluded Cash Collateral Account to secure Borrowers’ obligations under the credit card line with JPMorgan Chase Bank;

(g) Liens for Taxes and Liens imposed by operation of law (including, without limitation, Liens of mechanics, materialmen, warehousemen, carriers and landlords, and similar Liens) provided that (i) the amount secured is not overdue by more than ten (10) days and no Lien has been filed, or (ii) the validity or amount thereof is being contested in good faith by lawful proceedings diligently conducted, reserve or other provision required by GAAP has been made, levy and execution thereon have been (and continue to be) stayed, or payment is fully covered by insurance (subject to the customary deductible); and

(h) Rights of offset or statutory banker’s Liens arising in the ordinary course of business in favor of commercial banks, provided that any such Lien shall only extend to deposits and property in possession of such commercial bank.

Person means any natural person, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Pledge Agreement means that certain Pledge Agreement dated the Closing Date, by and among the Company and the other pledgors from time to time party thereto, as pledgors, and Agent, as secured party for the ratable benefit of the Lenders, attached hereto as Exhibit E.

Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.

Principal Debt means, when determined, the aggregate outstanding principal balance of the Notes (including any accrued and unpaid interest added pursuant to Section 3.5).

Projections is defined in Section 7.23(c).

Proper Form means in form and substance satisfactory to Agent, Lenders and their legal counsel.

Registration Rights Agreement means that certain Registration Rights Agreement dated September 30, 2011, by and between the Company and the holders of the 9% Subordinated Convertible Notes, as amended from time to time in accordance with the Convertible Note Subordination Agreement.

Regulatory Problem means with respect to any Lender, (a) a diversion of the proceeds of the financing hereunder from the use thereof reported on SBA Form 1031 delivered as of the date hereof, if such diversion was effected without obtaining the prior written consent of such Lender (which may be withheld in such Lender’s sole discretion), (b) a change in the principal business activity of Borrowers to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within one (1) year after the date of any Loan hereunder and without the prior written consent of such Lender, or (c) any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or such Lender reasonably believes that there is a substantial risk of such assertion) that such Lender and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Loans.

Representative means, with respect to any Person, any representative, officer, director, manager, employee, consultant, contractor, attorney or agent of such Person.

Required Lenders means, as of the date of any determination, Lenders holding more than fifty percent (50.0%) of the Percentage Interests.

Responsible Officer of a Person (other than an individual) means the President, a Vice President, Chief Executive Officer, Chief Financial Officer, Treasurer, Comptroller, Chief Accounting Officer, Chief Operating Officer, or Director of such Person.

Rodriguez means Steven Rodriguez.

Sandberg means David Sandberg.

S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).

SBA means the United States Small Business Administration.

SBA Maximum Rate is defined in Section 3.8.

SBIC means a small business investment company licensed under the SBIC Act.

SBIC Act means the Small Business Investment Act of 1958, as amended.

SBIC Regulations means the SBIC Act and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations, sections 107 and 121, as amended.

Schedule means a schedule attached to this Agreement unless otherwise specified.

Scoglio means David Scoglio.

SEC is defined in Section 14.16.

Securities Act means the Securities Act of 1933, as in effect from time to time.

Security Agreement means that certain Security Agreement dated the Closing Date, by and among Borrowers, as debtor and Agent, as secured party for the ratable benefit of the Lenders, pursuant to which Borrowers granted Agent a Lien in the Collateral (as defined therein) to secure the Obligation, attached hereto as Exhibit B.

Security Documents means the Security Agreement, the Patent and Trademark Security Agreements, the Copyright Security Agreements, the Pledge Agreement, any Deed of Trust, any Landlord Subordination of Lien, any and all Deposit Account Control Agreements, and all related instruments and documents executed and delivered to Agent or any Lender at the Closing or pursuant to Section 6 or Section 8.9, and all documents and UCC financing statements executed in connection with the foregoing to create or perfect a Lien on the Collateral.

Seller Note means individually, and Seller Notes means collectively, each of the ADI Seller Note, the Legiant Seller Notes and any and all other promissory notes issued pursuant to Permitted Acquisitions and subject to Subordination Agreements in Proper Form.

Senior Debt means, without duplication, when determined, the following:  (a) the Obligations, plus (but without duplication) (b) all purchase money Debt and Capital Lease obligations of the Borrowers.

Senior Debt to EBITDA Ratio means, when determined, the ratio of the Borrowers’ (a) Senior Debt to (b) EBITDA for the most recently completed 12-month period.

Small Business Side Letter means that certain Small Business Side Letter dated the Closing Date, executed by the Borrowers and conforming to the SBIC Act, attached hereto as Exhibit M.

Solvent means, with respect to any Borrower, that based upon the Borrowers’ most recent annual operating plan or the Current Financials as provided under Section 8.1, (a) the aggregate fair market value of such Borrower’s assets exceeds such Borrower’s liabilities, (b) such Borrower has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Borrower does not have unreasonably small capital to conduct its businesses.

Subordinated Debt means, collectively, the 15% Subordinated Notes, the 9% Subordinated Convertible Notes, the Seller Notes and any other Debt that is contractually subordinated in right of payment, collection, enforcement and lien rights to the prior payment in full of the Obligation pursuant to a Subordination Agreement.

Subordinated Note Security and Intercreditor Agreement means that certain Subordinated Note Security and Intercreditor Agreement dated September 29, 2011, by and among the Company and the holders of the 15% Subordinated Notes and the 9% Subordinated Convertible Notes, as amended from time to time in accordance with this Agreement and the Convertible Note Subordination Agreement.

Subordination Agreement means individually, and Subordination Agreements means collectively, each of the Non-Convertible Note Subordination Agreement, the Convertible Note Subordination Agreement, the ADI Seller Note Subordination Agreement, the Legiant Seller Note Subordination Agreement and any other subordination and intercreditor agreement by and among Agent, as agent for the Lenders, any holder of Subordinated Debt, as subordinated lender, and the Borrower(s) who are obligated under such Subordinated Debt, in form and substance satisfactory to Agent.

Subsidiary of any Person means any corporation, partnership or other entity of which such Person is the Beneficial Owner of at least fifty percent (50%) of the Voting Interests.

Tax means, for any Person, any taxes, assessments or other governmental charges or levies imposed upon that Person, its income, or any of its properties, franchises or assets.

Tax Code means the Internal Revenue Code of 1986, as amended, and related rules and regulations.

Term Loan means, collectively, the Initial Term Loan and any and all Additional Term Loans.

Term Loan Commitment means the aggregate of the Initial Term Loan Commitment and the Additional Term Loan Commitment.

Term Loan Interest Rate is defined in Section 3.4(a).

Term Loan Principal Debt means, when determined, the aggregate outstanding principal balance of the Term Notes (including any accrued and unpaid interest added pursuant to Section 3.5).

Term Note means individually, and Term Notes means collectively, each of the Deerpath Funding Initial Term Note, any Additional Term Note and any other promissory note issued to any Lender and evidencing all or any portion of the Term Loan, and any promissory notes issued in substitution or replacement thereof.

Total Debt means, without duplication, when determined, the following:  (a) all obligations of the Borrowers for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, surety or other secondary obligor or otherwise), excluding the accounting impact of any discount to the GAAP book value of the Debt instrument resulting from the allocation of proceeds from such borrowed money between the Debt instrument and concurrently issued equity interests granted by such Person, plus (but without duplication) (b) all purchase money Debt and Capital Lease obligations of the Borrowers.

Total Debt to EBITDA Ratio means, when determined, the ratio of the Borrowers’ (a) Total Debt to (b) EBITDA for the most recently completed 12-month period.

Tranche A Loan is defined in Section 2.1.

Tranche B Loan is defined in Section 2.2.

UCC means the Uniform Commercial Code as adopted in New York and as amended from time to time.

Voting Interests of any Person means the shares of capital stock, membership interests, partnership interests or other Equity Securities issued by such Person that have voting power (whether pursuant to applicable Law, such Person’s charter, any shareholders, partnership, company or operating agreement or by any other contractual right) for the election, removal or replacement of, or otherwise have the power to designate, (a) the members of such Person’s board of directors, board of managers or other governing body performing similar functions, or (b) if such Person is a limited partnership, the general partner of such Person; provided, that the “Voting Interests” of any member-managed limited liability company shall be deemed to be the Equity Securities of such limited liability company that are held by its managing member(s).

1.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Words in respect of one gender include each other gender where appropriate.

(b) With reference to this Agreement and each other Loan Document, unless otherwise specified in this Agreement or in such other Loan Documents,

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears;

(ii) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof;

(iii) the terms “to the Borrowers’ knowledge” and “to the knowledge of Borrowers” and any other references to the knowledge or awareness of Borrowers mean to the knowledge of each Borrower; a Borrower shall be deemed to have “knowledge” of a particular fact or matter if any of Goepel, Sandberg or Scoglio or, solely with respect to facts or matters relating to PeopleCube, Anderson, is actually aware of such fact or matter or could be expected to discover or otherwise become aware of such matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter;

(iv) any references to equity interests or other interests of “Lender” or “Lenders” in any entity, property or assets, and any references to things owned by “Lender” or “Lenders” or obligations owed to “Lender” or “Lenders”, shall include all such equity interests, ownership interests and obligations owned by or owed to all of the Lenders, collectively;

(v) the term “including” is by way of example and not limitation;

(vi) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; and

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings in this Agreement and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Borrowers, Lenders and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Lenders merely because of Lenders’ involvement in their preparation.

1.3. Accounting Principles.  All accounting and financial terms used in the Loan Documents will be determined in accordance with GAAP.  Unless otherwise indicated, all financial calculations in respect of the Borrowers or any Borrower are on a consolidated basis for the Borrowers and defined terms assume that financial information is prepared or calculated on a consolidated basis for the Borrowers in accordance with GAAP.  If any changes in GAAP are hereafter required or permitted and are adopted by Borrowers on a consolidated basis with the agreement of their certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein, the parties hereto agree to enter into negotiations to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the financial condition of Borrowers on a consolidated basis shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to Lenders.

1.4. Time.  Unless otherwise specified, all references in this Agreement to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 2.  Loan Commitments.

2.1. Tranche A Loan.  Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to make, and shall make, a single advance Loan on a non-revolving basis to Borrowers on the Closing Date, in an amount for such Lender equal to its Percentage Interest of the Initial Term Loan Commitment (the “Tranche A Loan” or the “Initial Term Loan”).

2.2. Tranche B Loan.  Subject to the terms and conditions of this Agreement, from time to time after the Closing Date, Lenders may, but shall not be required to, make additional Loans to Borrowers (each, an “Additional Term Loan” and collectively, the “Tranche B Loan” or the “Additional Term Loans”), up to an aggregate additional amount not to exceed the Additional Term Loan Commitment.  Except as otherwise mutually agreed among Borrowers and Lenders, (a) Borrowers may request Additional Term Loans (i) in minimum increments of $500,000 and (ii) for the purpose of (A) funding Permitted Acquisitions and other growth initiatives and/or (B) refinancing Subordinated Debt, and (b) any Additional Term Loans will have terms, amortization, interest rate, and fees consistent with the Initial Term Loan.  Any Additional Term Loan by Lenders shall be subject to the conditions set forth in Section 5.3.

2.3. Loan Procedure.  Subject to compliance with Section 5 (or waiver by Lenders of any of the terms hereof), Borrowers may request:

(a) the Initial Term Loan by submitting a Loan Request to Lenders on or before the Closing Date; and

(b) any Additional Term Loan by submitting a Loan Request to Lenders at least ten (10) Business Days prior to the proposed Loan Date for such Additional Term Loan, which Loan Request shall include a brief description of the proposed use of proceeds of such Additional Term Loan.  Lenders shall evaluate such Loan Request and the proposed use of proceeds and respond, in their sole discretion, with their proposed terms and conditions of such Additional Term Loan, if any.

2.4. Permitted Prepayments.

(a) Borrowers may voluntarily prepay any or all of the Term Loan Principal Debt from time to time as set out below:

(i) Lenders must receive Borrowers’ written or telephonic prepayment notice by 10:00 a.m. on the second (2nd) Business Day before the date of the proposed prepayment;

(ii) Borrowers’ prepayment notice shall specify the prepayment date; and

(iii) Concurrently with (and as a condition precedent to) any and all prepayments of the Term Loan Principal Debt, Borrowers shall pay in full all accrued and unpaid interest on the Term Loan.

(b) Concurrently with (and in addition to) any and all payments of the Term Loan Principal Debt that are funded on or prior to the third anniversary of the Closing Date other than (x) Annual Excess Cash Flow Prepayments, (y) required quarterly amortization payments pursuant to Section 3.2(b), and (z) as set forth in Sections 2.5(b)(i), 2.5(b)(iii), 2.5(b)(v), 3.7 and 3.8, Borrowers shall pay to Lenders a premium in cash, as follows:

(i) five percent (5.00%) of the amount of Term Loan Principal Debt paid if such prepayment occurs on or prior to the first anniversary of the Closing Date;

(ii) four percent (4.00%) of the amount of Term Loan Principal Debt paid if such prepayment occurs after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date; or

(iii) one percent (1.00%) of the amount of Term Loan Principal Debt paid if such prepayment occurs after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date.

Borrowers acknowledge and agree that the foregoing prepayment premiums shall be made regardless of whether the applicable prepayment was made voluntarily or involuntarily, or before or after acceleration of the Obligation, and regardless of whether the payment is made in connection with a Change of Control or Liquidity Event, as liquidated damages and compensation for the costs of making funds available under this Agreement, and as a consequence of a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticability of determining actual damages resulting from such payment.

(c) From and after the first day immediately after the third anniversary of the Closing Date, Borrowers may make optional prepayments of the Term Loan Principal Debt without premium or penalty, subject to subsection (a) above.  Amounts repaid or prepaid in respect of the Term Notes may not be re-borrowed without the Lenders’ written consent.

(d) All prepayments of the Term Loan Principal Debt pursuant to this Section 2.4 shall be applied to reduce the Term Loan Principal Debt in the reverse order of maturity, beginning with the Term Loan Principal Debt due at the Maturity Date.

2.5. Mandatory Repayments and Prepayments.

(a) Excess Cash Flow Sweep.

(i) Borrowers shall make mandatory prepayments of the Principal Debt (not subject to any prepayment penalty or premium) on an annual basis (each, an “Annual Excess Cash Flow Prepayment”) in an amount equal to seventy-five percent (75%) of Borrowers’ Excess Cash Flow for each Excess Cash Flow Period; provided, that the Annual Excess Cash Flow Prepayment shall be in an amount equal to fifty percent (50%) of Excess Cash Flow if the Senior Debt to EBITDA Ratio as of the last day of such Excess Cash Flow Period is less than 1.50 to 1.00.

(ii) The amount of each Annual Excess Cash Flow Prepayment shall be calculated promptly following completion of Borrowers’ certified annual financial statements provided to Lenders pursuant to Section 8.1(a) with respect to Borrowers’ fiscal year ending on the last day of the applicable Excess Cash Flow Period, and Borrowers shall fund such Annual Excess Cash Flow Prepayment to Lenders no later than twenty (20) days following delivery of such certified annual financial statements to Lenders; provided, that if such certified annual financial statements are not available within 130 days after the last day of such fiscal year, then such Annual Excess Cash Flow Prepayment shall be calculated based on the Borrowers’ internal financial statements for such fiscal year and Borrowers shall fund the Annual Excess Cash Flow Prepayment to Lenders no later than the 130th day after the last day of such fiscal year; provided, further that Borrowers shall fund the amount of any deficiency, if applicable, in the amount of such Annual Excess Cash Flow Prepayment promptly upon receipt of the certified annual financial statements for such fiscal year, and any excess amount, if applicable, shall be returned to Borrowers promptly.

(iii) All Annual Excess Cash Flow Prepayments shall be applied to reduce the Term Loan Principal Debt in the reverse order of maturity, beginning with the Term Loan Principal Debt due at the Maturity Date.

(iv) Notwithstanding anything in this Agreement to the contrary, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “First Year”), Borrowers shall not be required to make aggregate principal payments (including but not limited to any mandatory amortization payments under Section 3.2(b) and any Annual Excess Cash Flow Prepayment made by Borrowers during the First Year) in respect of (A) the Initial Term Loan in an amount exceeding twenty percent (20.00%) of the initial principal amount of the Initial Term Loan or (B) any Additional Term Loan funded by Lenders during the First Year in an amount exceeding twenty percent (20.00%) of the initial principal amount of such Additional Term Loan.

(b) Mandatory Prepayments of Proceeds.  At Agent’s election, the following amounts may either be applied to the Obligation in accordance with Section 3.3 or retained by the applicable Borrower:

(i) 100% of the proceeds of any post-closing purchase price adjustment received by Borrowers with respect to any Permitted Acquisition;

(ii) all Net Proceeds from the sale, assignment, disposition or other transfer of any asset or Equity Securities by any Borrower whether or not permitted by Section 9.9 (other than dispositions permitted under Section 9.9(a), (b), or (c));

(iii) all Insurance Proceeds and Eminent Domain Proceeds that relate to any Borrower’s assets and that Lenders are entitled to receive under Section 8.12 (other than Insurance Proceeds used to restore or replace assets of any Borrower as permitted under Section 8.12(c));

(iv) all Net Proceeds of the issuance of Equity Securities by any Borrower; and

(v) 100% of the proceeds of any of the following received by Borrowers:  (A) foreign, United States, state or local tax refunds, (B) judgments, settlements or other consideration of any kind in connection with any cause of action, and (C) indemnity payments.

All mandatory prepayments pursuant to this Section 2.5(b) shall be applied to reduce the Term Loan Principal Debt, in reverse order of maturity.

(c) Amounts repaid or prepaid in respect of the Term Notes may not be re-borrowed without the Lenders’ written consent.

2.6. Joint and Several Obligations.

(a) The Loans and all other Obligations arising under this Agreement and the other Loan Documents shall constitute the joint and several obligations of Borrowers secured, until their final maturity and payment in full, by all of the Collateral.  Notwithstanding the foregoing, at the time the Loans and all other Obligations are paid in full in cash and all commitments by Lenders hereunder have been terminated or expired, Agent shall, at Borrowers’ sole cost and expense, take any and all actions reasonably necessary and requested by the Borrowers to release Agent’s security interest in and to the Collateral.

(b) Each Borrower acknowledges that: (i) the business operations of the Borrowers are interrelated and complement one another, and that such entities have a common business purpose, (ii) to permit their uninterrupted and continuous operations, Borrowers now require the funds from Lenders as set forth in the Loan Documents, and (iii) each Borrower has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to which such Borrower is a party is within its purpose, will be of direct and indirect benefit to such Borrower, and is in the best interest of such Borrower.

Section 3.  Terms Of Payment.

3.1. Notes and Payments Generally.

(a) Borrowers’ Debt under the Loans shall be evidenced by the Notes.  Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grids attached to the Notes (or on any continuation of such grids or, at each Lender’s option, in its records), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal balance of the portion of the Loan(s) evidenced thereby.  Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any obligations of any Borrower.

(b) Except as otherwise required by applicable Law, Borrowers must make each payment on the Obligation, without offset, counterclaim or deduction, free and clear of all Taxes (other than Taxes imposed on the net income of Lenders or franchise Taxes) and without any withholding, restriction or condition imposed by any Governmental Authority to Lenders’ designated depositary accounts or to Lenders’ designated principal offices, in funds that will be available for immediate use by Lenders by 11:00 a.m. on the day due.  If any Borrower is required by applicable Law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender receives an amount equal to the sum it would have received had no such deductions been made.  Borrowers will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Loan Document that are or would be applicable to the Lenders (“Other Taxes”).  Payments received after the time noted in the first sentence of this subsection (b) will be deemed received on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment shall be made on the immediately preceding Business Day.

(c) Borrowers jointly and severally agree to indemnify each Lender for the full amount of Taxes (other than Taxes imposed on the net income of Lenders or franchise Taxes) and Other Taxes paid by such Lender (including penalties, interest and reasonable expenses (including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto).  A certificate as to the amount of such payment or liability prepared by such Lender shall be final conclusive and binding for all purposes, absent manifest error.  Such indemnification shall be made within thirty (30) days after the date such Lender makes written demand therefor.  The Borrowers shall have the right to receive that portion of the amount of any refund or credit of any Taxes and Other Taxes a Lender receives or becomes entitled to receive for which any Borrower has previously paid any additional amount or indemnified such Lender, net of all reasonable out-of-pocket expenses of such Lender in obtaining such refund or credit.  Upon the Borrowers’ request, the applicable Lender shall use its commercially reasonable efforts to make any such claim for any refund or credit of any Taxes or Other Taxes; provided, that the Borrowers shall reimburse the Lender for any reasonable fees (including legal fees) and expenses incurred in connection with such claim.

3.2. Loan Payments.

(a) Interest Payments.  Beginning August 1, 2012 and continuing until the Principal Debt is paid in full, accrued interest on the Loans is due and payable monthly in arrears on the first day of each month.

(b) Mandatory Amortization of Term Loan.  Beginning October 1, 2012, and continuing until the Term Loan Principal Debt is paid in full, Borrowers shall make payments of Term Loan Principal Debt on a quarterly basis (on the first day of each fiscal quarter of Borrowers – i.e., on each January 1, April 1, July 1 and October 1) in an amount equal to $362,500 per fiscal quarter (which is equal to 2.50% of the Initial Term Loan Commitment per fiscal quarter, or 10.00% of the Initial Term Loan Commitment per fiscal year); provided, that in the event that one or more Additional Term Loans are made by Lenders to Borrowers, the amount of each subsequent quarterly amortization payment shall be increased by an amount equal to 2.50% of the initial principal amount of each such Additional Term Loan.

(c) Payments at Maturity.  All outstanding Principal Debt and all accrued and unpaid interest with respect to the Loans are due and payable on the Maturity Date.

(d) ACH Authorization Agreements.  Borrowers shall execute and deliver to each Lender an ACH Authorization Agreement and shall make, or cause to be made, all payments under this Section 3.2 when due by (i) ACH transfer or automatic debit from Borrowers’ accounts into each Lender’s respective account as designated on attached Schedule 1 or such other account(s) as any Lender may designate in writing from time to time, or (ii) wire transfer to each Lender’s respective account as designated above, if such Lender requests Borrowers to make such payments by wire transfer.

3.3. Order of Application.

(a) If no Default or Potential Default exists, all payments, permitted prepayments and mandatory prepayments shall be applied as specified in this Agreement, and if not specified, such payments shall be applied among principal, interest, fees, expenses, late charges, collection costs, and other charges under the Loan Documents for which Lenders have not been paid or reimbursed at Agent’s sole discretion.

(b) At any time a Default or Potential Default exists, all payments (including the proceeds from the exercise of any rights by Agent, any Lender or Borrower) shall be applied among principal, interest, fees, expenses, late charges, collection costs, and other charges under the Loan Documents for which Lenders have not been paid or reimbursed at Agent’s sole discretion.

(c) Unless otherwise agreed to by Lenders, (i) any payment, repayment, permitted prepayment and mandatory prepayment under the Loans shall be applied between the applicable Notes in proportion to the Percentage Interests of the Lenders, and (ii) any repayment or prepayment under the Loans shall be applied to reduce the Borrowers’ applicable Principal Debt repayment obligations in the reverse order of maturity, beginning with the Principal Debt due at the Maturity Date.

3.4. Interest Rate.

(a) Term Loan Interest Rate.  Except as otherwise provided in this Agreement, the Term Loan Principal Debt shall accrue interest at a floating annual rate equal to LIBOR plus eight percent (8.00%) per annum (the “Term Loan Interest Rate”).  Notwithstanding the foregoing, the Term Loan Interest Rate shall not at any time be (i) less than ten percent (10.00%) per annum nor (ii) greater than the Maximum Rate.

(b) Changes in Maximum Rate.  Each change in the Maximum Rate is effective as of the effective date of such change without notice to Borrowers or any other Person.

3.5. Default Rate.  To the extent permitted by Law, upon the occurrence and during the continuation of any Default, Term Loan Principal Debt shall accrue interest, payable on demand, at an annual rate equal to the lesser of (a) three percent (3.00%) per annum plus the Term Loan Interest Rate and (b) the Maximum Rate (such interest rate, the “Default Rate”).  Subject to Section 3.7, Lenders may, to the extent permitted by Law, in their sole discretion, add accrued and unpaid interest to the Term Loan Principal Debt, as applicable, after any such amount is due in accordance with this Agreement, and such amount will accrue interest until paid at the applicable interest rate.

3.6. Interest Calculations.  Interest on the Loans and all other amounts due under any Loan Document will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days (unless such computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be).  All interest rate determinations and calculations by Lenders are presumptively correct absent manifest error.

3.7. Maximum Rate.  Regardless of any provision in any Loan Document, it is the intention of Borrowers and Lenders that Lenders not (a) contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or (b) receive any unearned interest, in violation of any applicable Law.  If any acceleration of the maturity of the Notes or any payment under the Loan Documents produces a rate in excess of the Maximum Rate, or if Lenders shall for any reason receive any such unearned interest, or if any transaction contemplated hereby or by any other Loan Document would otherwise be usurious under applicable Law, then (i) the aggregate of all interest under applicable usury laws that is contracted for, charged, taken, reserved, received or applied under this Agreement, or under any of the other Loan Documents or otherwise shall under no circumstances exceed the Maximum Amount, (ii) no Borrower nor any other Person shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Amount, (iii) any excess or unearned interest shall be deemed to be and shall be treated as a partial prepayment or repayment of principal (not subject to any prepayment premium under Section 2.4) and any remaining excess or unearned interest will be refunded to Borrowers, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with all applicable usury laws.  In determining whether interest paid or payable exceeds the Maximum Rate or the Maximum Amount, Borrowers and Lenders shall, to the maximum extent permitted under applicable Law (w) treat all Loans as a single extension of credit (Lenders and Borrowers agree that such is the case), (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments or repayments and their effects, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the Obligation.  However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Rate or the Maximum Amount, Lenders shall refund any excess (and Lenders may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount).  If the applicable Law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable Law, then the “Maximum Rate” shall be increased to the maximum rate of interest allowed by applicable Law as amended, which increase shall be effective hereunder on the effective date of such amendment, to the extent permitted by applicable Law.

3.8. Cost of Money Ceiling.  If the “cost of money” (including interest and certain prepayment penalties and other consideration, as more fully defined in 13 C.F.R. §107.855) payable on the Loans is in excess of the maximum permissible rate (the “SBA Maximum Rate”) permitted under 13 C.F.R. §107.855, that is the greater of nineteen percent or the cost of money ceiling calculated pursuant to that section, then at the election of any Lender (a) any “cost of money” payable on the Loans in excess of that SBA Maximum Rate shall be treated as a repayment of principal (not subject to any prepayment premium under Section 2.4), (b) any remaining cost of money will be refunded to Borrowers, and (c) the provisions of this Agreement, the Notes and the other Loan Documents immediately shall be deemed reformed, without the necessity of the execution of any new document or instrument, so as to comply with 13 C.F.R. §107.855.

Section 4.  Fees and Expenses.

4.1. Treatment of Fees and Expenses.  To the extent permitted by Law, the fees and expenses described in this Section 4 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(b), (d) are non-refundable, (e) accrue interest, if not paid when due, at the Default Rate for the Term Loan Principal Debt, and (f) are calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate or interest in excess of the Maximum Amount, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be); provided, that the fees described in this Section 4 are in all events subject to the provisions of Sections 3.7 and 3.8.

4.2. Structuring and Closing Fees.

(a) Tranche A Loan.  On the Closing Date, Borrowers shall pay to Lenders (i) a structuring fee with respect to the Tranche A Loan in an amount equal to $145,000.00, which is equal to one percent (1.00%) of the Initial Term Loan Commitment, and (ii) a closing fee with respect to the Tranche A Loan in an amount equal to $290,000.00, which is equal to two percent (2.00%) of the Initial Term Loan Commitment.

(b) Tranche B Loan.  On the Loan Date for any Additional Term Loan, Borrowers shall pay to Lenders (i) a structuring fee with respect to such Additional Term Loan in an amount equal to one percent (1.00%) of such Additional Term Loan, and (ii) a closing fee with respect to such Additional Term Loan in an amount equal to two percent (2.00%) of such Additional Term Loan.

(c) Other Fees and Expenses.  On the date of each advance of a Loan to Borrowers, Borrowers shall pay in cash to Lenders any other fees and expenses provided for in Section 8.11 hereof (net of any expense deposit).

(d) Payment.  The fees and expenses payable by Borrowers to Lenders under this Section 4.2 shall be paid in cash or netted against the proceeds of the Loans, at the sole discretion of Lenders.

Section 5.  Conditions Precedent.

5.1. To Closing.  This Agreement will become effective once all parties have executed and delivered this Agreement.

5.2. To Initial Term Loan.  The obligation of Lenders to make the Initial Term Loan on the Closing Date pursuant to Section 2.1 is, in addition to the conditions precedent specified in Section 5.1, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent, Lenders and their counsel:

(a) Lenders have received all of the following items, each fully executed and in Proper Form:

(i) this Agreement;

(ii) the Deerpath Funding Initial Term Note;

(iii) the Security Agreement;

(iv) the Patent and Trademark Security Agreements;

(v) the Copyright Security Agreements;

(vi) the Pledge Agreement;

(vii) Deposit Account Control Agreements with respect to all of Borrowers’ bank accounts and other similar accounts;

(viii) the Non-Convertible Note Subordination Agreement;

(ix) the Convertible Note Subordination Agreement;

(x) the ADI Seller Note Subordination Agreement;

(xi) the Legiant Seller Note Subordination Agreement;

(xii) Landlord Subordination of Lien’s for all of Borrowers’ leased real property;

(xiii) the Loan Request for the Initial Term Loan;

(xiv) the Small Business Side Letter;

(xv) the Flow of Funds Memo;

(xvi) the ACH Authorization Agreement in favor of Deerpath Funding;

(xvii) the Noncompetition Letter Agreements;

(xviii) audited consolidated financial statements for the Borrowers for Borrowers’ fiscal year ended December 31, 2011;

(xix) evidence satisfactory to Agent and Lenders that:

(A) Borrowers’ trailing 12-month pro forma EBITDA is greater than or equal to $6,000,000 as of the Closing Date, and reasonable basis for projected EBITDA of $6,121,000 for the fiscal year ending December 31, 2012;

(B) the amount of the Initial Term Loan does not exceed 2.50 times Borrowers’ pro forma EBITDA on the Closing Date; and

(C) Borrowers have aggregate cash on hand of $500,000 as of the Closing;

(xx) executed copies of the PeopleCube Purchase Agreement and the other PeopleCube Acquisition Documents, and evidence satisfactory to Agent and Lenders that the closing of the PeopleCube Acquisition has been consummated or will be consummated simultaneously with the closing of the Initial Term Loan on the Closing Date;

(xxi) a certificate of the secretary of the Company, certifying as to the certificate of incorporation and bylaws of the Company, the incumbency of its officers executing Loan Documents and their specimen signatures and resolutions adopted by its board of directors authorizing the Loan Documents to which it is a party at the Closing;

(xxii) SBA Forms 480, 652 and 1031, together with a written certification from Borrowers regarding their intended use of the proceeds of the Term Loan;

(xxiii) evidence that all material consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by Borrowers of the Loan Documents have been duly obtained and are in full force and effect; and

(xxiv) evidence that all agreements executed by the Borrowers and/or their Equityholders between themselves or with third parties prior to the date hereof have been amended, supplemented, or terminated to the extent necessary (and such amended agreements are in Proper Form) so as to not be in contravention of or conflict with the provisions of any such agreement, any Loan Document or any other agreement executed in connection herewith or therewith.

(b) Lenders have received each of the following in Proper Form:

(i) UCC-1 Financing Statements with respect to the Collateral referenced in the Security Documents;

(ii) Lien search reports from the state and county UCC records, tax lien records, bankruptcy records for each of the jurisdictions where any Borrower is organized, which show no Liens on the Collateral other than Permitted Liens, including from the Delaware Secretary of State;

(iii) Certificates of Existence and Good Standing from Delaware and Texas for the Company, ADI, and Legiant, and from Delaware and Massachusetts for PeopleCube;

(iv) Certificates of Insurance or other proof, satisfactory to Lenders, that Borrowers have the insurance coverage required by Section 8.8;

(v) all collateral assignments of insurance policies required by Section 8.8;

(vi) appropriate collateral filings with respect to registered intellectual property;

(vii) all certificates representing the Equity Securities pledged pursuant to the Pledge Agreement, together with appropriate security transfer powers duly executed in blank for all such Equity Securities, and

(viii) such other certificates, documents and agreements as Agent or Lenders may reasonably request.

(c) Each of the following has been completed, satisfied, or is true and correct as of the date of such funding:

(i) at the sole discretion of Lenders, completion of Lenders’ due diligence regarding the Borrowers and the PeopleCube Acquisition, including but not limited to the following with respect to each Borrower:  Litigation, Taxes, accounting, labor, insurance, pension liabilities, real estate leases, material contracts, Debt agreements, property ownership, and contingent liabilities, the results of which are satisfactory to Lenders in their sole discretion;

(ii) all of the representations and warranties of the Borrowers in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they shall be true and correct in all respects as of such specific date);

(iii) no Material Adverse Event exists;

(iv) no material Litigation exists;

(v) no Default or Potential Default exists; and

(vi) Borrowers have paid the fees under Section 4.2 and the fees and expenses under Section 8.11.

(d) Borrowers’ delivery to Lenders of the Loan Request for the Initial Term Loan constitutes a representation and warranty by the Borrowers to Lenders that the statements in this Section 5.2 are true and correct in all respects.

5.3. To Additional Term Loans.  In addition to the conditions precedent specified in Section 5.1, the obligation of Lenders to make any Additional Term Loan pursuant to Section 2.2 shall be subject to (i) Lenders’ approval of such Additional Term Loan in their sole discretion, which approval may be withheld by Lenders for any reason or for no reason, and (ii) the following terms and conditions precedent, each of which shall be satisfactory in all respects to Agent, Lenders and their counsel:

(a) Such Additional Term Loan shall be in an amount greater than or equal to $500,000.

(b) Lenders have received all of the following items, each fully executed and in Proper Form:

(i) the Loan Request for such Additional Term Loan;

(ii) a certificate of the secretary of each Borrower, certifying as to the certificate of incorporation and bylaws (or other organizational documents, as applicable) of such Borrower, the incumbency of its officers executing Loan Documents on such Loan Date and their specimen signatures and resolutions adopted by its board of directors authorizing the Additional Term Loan; and

(iii) such other certificates, documents and agreements as Lenders may reasonably request.

(c) Lenders have received, if requested, each of the following in Proper Form:

(i) Lien search reports from the state and county UCC records, tax lien records, bankruptcy records for each of the jurisdictions where any Borrower is organized, which shows no Liens on the Collateral other than Permitted Liens, including from the Delaware Secretary of State;

(ii) Certificates of Existence and Good Standing from Delaware and Texas for the Company, ADI, and Legiant, and from Delaware, Massachusetts, and Texas for PeopleCube;

(iii) Certificates of Insurance or other proof, satisfactory to Lenders, that Borrowers have the insurance coverage required by Section 8.8.

(d) Each of the following has been completed, satisfied, or is true and correct as of the applicable Loan Date:

(i) all of the representations and warranties of the Borrowers in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date, in which case they are true and correct in all material respects as of such specific date);

(ii) no Material Adverse Event exists;

(iii) no material Litigation exists;

(iv) no Default or Potential Default exists; and

(v) Borrowers have paid the fees under Section 4.2 and the fees and expenses under Section 8.11.

Borrowers’ delivery of the Loan Request for such Additional Term Loan to Lenders shall constitute a representation and warranty by the Borrowers to Lenders that the statements in this Section 5.3 are true and correct in all respects.

5.4. No Waiver.  Each condition precedent in this Agreement is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent.

Section 6.  Security.

6.1. Collateral; After-Acquired Property.

(a) The complete payment and performance of the Obligation shall be secured by all of the items and types of property of each Borrower (collectively, the “Collateral”) described as collateral or otherwise secured in the Security Documents, including, without limitation, (i) all personal property, real property interests (including all ownership, leasehold, mineral or other interests), equity interests, accounts receivable, notes receivable, accounts (other than the Excluded Cash Collateral Account), contracts, intellectual property, general intangibles, inventory, equipment and after-acquired property of each Borrower, and (ii) all Equity Securities of any Person owned by each Borrower, including but not limited to the Equity Securities pledged pursuant to the Pledge Agreement.  Each Borrower shall execute all applicable Security Documents necessary or appropriate to perfect Agent’s Liens in all of the Collateral it owns.

(b) Within five (5) Business Days after any Borrower creates any Subsidiary or acquires any Equity Securities of any Person after the Closing Date, such Borrower shall grant a security interest in and pledge to Agent (for the ratable benefit of the Lenders), pursuant to a pledge agreement in Proper Form, one hundred percent (100%) of its ownership in the Equity Securities of such Person.

(c) Each Borrower shall notify Agent within five (5) Business Days after such Borrower’s acquisition or purchase of any ownership, leasehold, mineral or other interest in any real property after the Closing Date, and, upon Agent’s request, such Borrower shall execute, deliver, record and file any Deed of Trust, Landlord Subordination of Lien (and shall cause the applicable landlord to execute any such Landlord Subordination of Lien) and/or any other instruments or documents (in Proper Form) that are necessary to provide Agent (for the ratable benefit of the Lenders) a first priority Lien on such real property interest.  Borrowers acknowledge that the execution of such Deeds of Trust, Landlord Subordinations of Liens and other instruments and documents is a part of the bargained-for exchange between Lenders and Borrowers and constitutes a part of the consideration for the Loans.

(d) Within five (5) Business Days after any Borrower opens or acquires any deposit account after the Closing Date, such Borrower shall execute and deliver to Agent (for the ratable benefit of the Lenders) a Deposit Account Control Agreement in Proper Form with respect to such deposit account.

6.2. Financing Statements.  Borrowers hereby authorize Agent to execute or otherwise authenticate and file any financing statements, continuation statements, and termination statements recording Agent’s security interest in the Collateral, and Borrowers shall take such other actions as are reasonably requested by Agent relating to the Collateral, including, without limitation, initiating any Lien search reasonably required by Agent.

6.3. Priority.  Except for Liens described in clause (c) of the definition of Permitted Liens, Agent shall have a first priority Lien on the Collateral.

Section 7.  Representations And Warranties.

Each Borrower jointly and severally represents and warrants to Lenders on the Closing Date, after giving effect to the closing and effectiveness of the PeopleCube Acquisition, as follows:

7.1. Existence, Good Standing, and Authority to do Business.  Each Borrower is a business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, as set forth on Schedule 7.1.  Each Borrower is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing, all of which jurisdictions are set forth on Schedule 7.1.  Except where the failure to do so is not a Material Adverse Event, each Borrower possesses all requisite authority, power, licenses, permits, and franchises (a) to own and operate its properties and assets and (b) to conduct its business as presently conducted and as presently planned to be conducted.

7.2. Subsidiaries; other Equity Interests.  No Borrower has any Subsidiaries or owns any Equity Securities of any Person except as set forth on Schedule 7.2.  Schedule 7.2 lists the jurisdiction of organization of each such Subsidiary or other Person.

7.3. Authorization, Compliance, and No Default.  The execution and delivery by each Borrower of the Loan Documents to which it is a party and each Borrower’s performance of its obligations under the Loan Documents (a) are within its corporate, company or partnership power, (b) have been duly authorized by all necessary corporate, company or partnership action, (c), except as set forth on Schedule 7.3, do not require action by, or filing with, any Governmental Authority or any action by any other Person (other than (i) any action taken or filing made on or before the Closing Date, or (ii) any filing by the Company with the Securities and Exchange Commission disclosing the closing of the PeopleCube Acquisition, the Loans and all transactions and/or documents associated therewith), (d) do not violate any provision of such Borrower’s organizational documents, (e) to the knowledge of Borrowers, do not violate any material provision of Law or any order of any Governmental Authority, in each case applicable to such Borrower, (f) do not materially violate, or constitute a material breach of, any material agreements to which it is a party (and no default exists on the part of such Borrower under any agreement to which it is a party), and (g) will not result in the creation or imposition of any Lien on any asset of any Borrower other than Liens in favor of Agent.  Except as set forth on Schedule 7.3, prior to the date hereof, no Borrower or Equityholder of a Borrower has been required to amend, supplement or terminate any agreement to which such Borrower or Equityholder of a Borrower is a party so as to not be in contravention of or conflict with the provisions of any such agreement, any Loan Document or any other agreement executed in connection herewith or therewith.

7.4. Binding Effect.  Each Loan Document (a) has been duly executed and delivered by each Borrower which is a party to it, (b) constitutes the legal, valid and binding obligation of each Borrower which is a party to it, and (c) is enforceable against each Borrower which is a party to it in accordance with its respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

7.5. Litigation.

(a) Except as disclosed on Schedule 7.5(a), no Borrower is subject to, or has knowledge of the threat of, (i) any Litigation involving any Borrower or any assets of any Borrower, or (ii) any pending or, to the knowledge of Borrowers, asserted or threatened claims for liability arising out of products sold or services rendered on or prior to the Closing Date.  No Borrower knows of any valid basis for any such Litigation or liabilities involving any Borrower, any Borrower’s assets or any products sold or services rendered  by any Borrower.

(b) Except as disclosed on Schedule 7.5(b), there are no outstanding judgments, orders, injunctions, decrees, citations, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against or pertaining to any Borrower or any assets of any Borrower.

7.6. Taxes.  All Tax returns required to be filed by each Borrower have been filed (or extensions have been granted) before delinquency, and all Taxes imposed upon any Borrower that are due and payable have been paid before delinquency, other than Taxes disclosed on Schedule 7.6, which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.

7.7. Environmental Matters.  Except as disclosed on Schedule 7.7, no Borrower has any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Event.  Except as disclosed on Schedule 7.7 (other than correspondence, notices and reports given and received (i) in the ordinary course of business in respect of environmental matters previously disclosed on Schedule 7.7, and (ii) in respect of procedural matters relating to the periodic renewal of, and application for, Environmental Permits), (a) no Borrower has received written notice or report of, or written inquiry regarding, or is otherwise subject to or bound by any obligation to remedy any violation of any Environmental and Safety Law, and (b) no Borrower has received written notice or report of, or written inquiry regarding, or is otherwise subject to any liability under any Environmental and Safety Law arising out of or directly affecting the properties or operations of any Borrower or any obligation of any Borrower to remedy any violation of any Environmental and Safety Law.  For each Borrower, each Environmental Permit necessary to conduct its operations is currently in effect, and such Borrower’s conduct of its operations is in full compliance with the terms and restrictions of each such Environmental Permit.  No Borrower knows or has received notice that any such Environmental Permit has been terminated.  No facility of any Borrower is used for, or to the knowledge of any Borrower has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental and Safety Law, other than violations that individually or collectively would not constitute a Material Adverse Event.

7.8. Ownership of Assets; Intellectual Property.  Except as disclosed on Schedule 7.8, no Borrower has any ownership, leasehold or other interest in any real property.  Each Borrower has (a) indefeasible title to its owned real property, (b) a vested leasehold interest in all of its leased real property, and (c) good and marketable title to all of its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.9).  All assets material to the Borrowers’ operations are owned by a Borrower or are leased or licensed from a Person which is not an Affiliate of any Borrower, other than as disclosed on Schedule 7.18.  Each Borrower owns or has the right to use and assign all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names, software licenses and other intellectual property rights necessary to continue to conduct its businesses as presently conducted by it and as proposed to be conducted by it immediately after the Closing Date.  Each Borrower is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of any other Person, other than any infringements or claims that, if successfully asserted against or determined adversely to any Borrower, would not, individually or collectively, constitute a Material Adverse Event.  To the knowledge of the Borrowers, no infringement or claim of infringement by any other Person of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Borrower exists.

7.9. Debt.  No Borrower is an obligor on any Debt other than Permitted Debt.

7.10. Liens.  No Lien exists on any asset of any Borrower other than Permitted Liens.

7.11. Insurance.  Schedule 7.11 contains a list of all of the insurance policies covering the assets, businesses, operations, product liability, employees, officers, managers and directors of Borrowers.  Borrowers maintain insurance at all times with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self insurance authorized by the jurisdictions in which it operates) that possess a minimum A.M. Best Financial Strength Rating of B+ or better.  Borrowers maintain insurance concerning each Borrower’s assets, businesses, operations, product liability, employees, officers, managers and directors, against such damages, losses, casualties, liabilities and contingencies and of the types and in the amounts (and with co-insurance and deductibles) as are reasonable and customary for Borrowers’ businesses.

7.12. Full Disclosure.  Each material fact or condition relating to the Loan Documents and the Borrowers’ financial condition, obligations, liabilities, business, operations, assets, property or prospects has been disclosed to Lenders in writing.  All such information (a) is true and accurate in all material respects and does not fail to state any fact the omission of which would otherwise make any such information materially misleading, and (b) in the case of projections and financial information, is based on reasonable estimates on the date the information is stated or certified and does not fail to state any fact the omission of which would otherwise make any such information materially misleading.

7.13. Place of Business.  The location of each principal executive office or other material place of business of each Borrower is set out on Schedule 7.13.  The books and records of each Borrower concerning accounts and accounts receivable are located at one or more of the locations set forth on Schedule 7.13.  All of each Borrower’s inventory (other than inventory on consignment, in transit, or in the possession of a Person under the terms of a contract with a Borrower) is in its possession and, together with its other material assets, are located (until disposed of in the ordinary course of business), at one or more of the locations set out on Schedule 7.13.

7.14. Use of Proceeds.

(a) Tranche A Loan.  Borrowers will use the proceeds of the Initial Term Loan as follows:

(i) to fund a portion of the cash purchase consideration for the PeopleCube Acquisition;

(ii) to refinance existing indebtedness of Borrowers, including but not limited to the following:  (A) the JPMorgan Line of Credit, (B) a portion of the 15% Subordinated Notes, (B) a portion of the 9% Subordinated Convertible Notes, (C) a portion of the Seller Notes, and (D) Debt of PeopleCube owing to Bridge Bank; and

(iii) to fund the transaction costs, fees and expenses of the Initial Term Loan, the PeopleCube Acquisition and the other transactions contemplated by this Agreement.

(b) Tranche B Loan.  Except as otherwise agreed to in writing by Lenders in connection with any Additional Term Loan, Borrowers shall use the proceeds of any and all Additional Term Loans for the purpose of funding (i) Permitted Acquisitions and/or other growth initiatives, (ii) refinancing Subordinated Debt, and (iii) the transaction costs, fees and expenses of such Additional Term Loans (and Permitted Acquisitions, if applicable).

(c) Prohibited Uses of Proceeds.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any Law, including without limitation, the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.  Each Borrower represents and warrants that no portion of the Loans shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any Affiliate of a Lender during the underwriting period and for thirty (30) days thereafter.

7.15. Employee Benefits.

(a) Schedule 7.15(a) contains a list of all of Borrowers’ Employee Plans.  Except where occurrence or existence is not a Material Adverse Event, (i) Borrowers are in compliance with ERISA and the terms and conditions of each Employee Plan, (ii) no Employee Plan has incurred an “accumulated funding deficiency” (as defined in section 302 of ERISA or section 412 of the Tax Code), (iii) no Borrower has incurred liability under ERISA to the PBGC in connection with any Employee Plan (other than required insurance premiums, all of which have been paid), (iv) no Borrower has withdrawn in whole or in part from participation in a “multiemployer plan” (as defined in Section 3(37) of ERISA), (v) no Borrower has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or section 4975 of the Tax Code), and (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred, excluding events for which the notice requirement is waived under applicable PBGC regulations.

(b) All payments due from any Borrower for employee health and welfare insurance have been paid or accrued as a liability in its Current Financials, other than any nonpayments that are not, individually or collectively, a Material Adverse Event.

7.16. Laws Relating to Employment.

(a) Except as set forth in Schedule 7.16(a), Borrowers are not currently subject to any complaints, charges, claims, consent decrees, judgments, arbitration awards, or Orders from any Governmental Authority concerning any federal, state or local Laws regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closings, family and medical leave, workers compensation and any and all of the employment Laws, regulations or statutes cited below.

(b) Borrowers and their respective facilities, businesses, operations, assets and property have been in material compliance for the past three (3) years and are currently in compliance with all applicable Laws and Orders regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing, family and medical leave and workers compensation, including but not limited to the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Federal Occupational Safety and Health Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act of 1988, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the labor codes promulgated by the States and regulations promulgated thereunder or any other federal or state statute, ordinance or regulation governing, touching upon or concerning the employment relationship, in each case as amended and in effect as of the Closing Date.  Borrowers have not engaged at any time during the past three (3) years, and are currently not engaging, in any unfair labor practice.  There are not any pending or, to the knowledge of Borrowers, threatened charges, claims, complaints, administrative complaints, or lawsuits against any Borrower alleging (i) breach of an employment contract (whether in fact, expressed or implied), (ii) a claim for workers’ compensation, (iii) any tort such as invasion of privacy, defamation, or intentional infliction of emotional distress, or (iv) any violation of any employment Law, regulation or statute, including, but not limited to, those cited in this Section 7.16.

(c) Borrowers are and have always been in compliance with all applicable Immigration Laws.  Borrowers’ employees and contractors have verified their legal right to work in the United States of America through Form I-9s or similar documents consistent with applicable Immigration Laws.

7.17. Trade Names.  No Borrower has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date, except as disclosed on Schedule 7.17.  Schedule 7.17 includes the names of all Persons with which any Borrower has merged or consolidated, or from which any Borrower has acquired all or substantially all of such Person’s assets, in each case in the five-year period preceding the Closing Date.

7.18. Transactions with Affiliates.

(a) Except as disclosed on Schedule 7.18(a), no Borrower is a party to any material contract, agreement, arrangement or transaction, whether written or oral, with any of the following:  (i) any director, manager, officer or key employee of a Borrower, (ii) any spouse or immediate family member or Affiliate of any of its directors, managers, officers or key employees or (iii) any Equityholder of a Borrower or any Affiliate of an Equityholder of a Borrower, other than (A) the Noncompetition Letter Agreements and any other written employment, noncompetition and confidentiality agreements disclosed on Schedule 7.25, (B) at-will employment arrangements with employees who are not related (by blood or marriage) to any director, manager, officer or key employee of a Borrower, and (C) any partnership agreement, company agreement, operating agreement, shareholders agreement or other similar governing agreement for such Borrower, an executed copy of which has been provided to Lenders prior to the Closing Date, (D) the Registration Rights Agreement, and (E) the 15% Subordinated Notes, the 9% Subordinated Convertible Notes and the Subordinated Note Security and Intercreditor Agreement.

(b) Except as disclosed on Schedule 7.18(b), each contract, agreement, arrangement or transaction listed or required to be listed on Schedule 7.18(a) was entered into in the ordinary course of business and upon fair and reasonable terms not materially less favorable than the applicable Borrower could obtain or could become entitled to in an arm’s-length transaction with a Person that was not one of its Affiliates, directors, managers, officers or key employees or one of their spouses or immediate family members or Affiliates.

(c) For purposes of this Section 7.18, a contract, agreement, arrangement or transaction is “material” if it requires any Borrower to pay or provide products or services of more than $25,000 during the term of the governing agreement.

7.19. Government Regulation.

(a) No Borrower is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

(b) No Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935 or any other federal or state statute that restricts or limits any Borrower’s ability to incur Debt or to perform any Borrower’s obligations hereunder or under any other Loan Document.

(c) No Borrower is subject to regulation as a “common carrier” or “contract carrier” or any similar classification by the Interstate Commerce Commission or under the laws of any state, or is subject to regulation under any other federal, state or local statute which limits its ability to incur Debt.

(d) The making of the Loans by Lenders to Borrowers, the application of the proceeds thereof and repayment thereof will not violate any provision of any statute or any rule, regulation or order issued by the SEC.

(e) Each Borrower acknowledges that Deerpath Funding is a federally licensed SBIC and is subject to the SBIC Regulations.  Borrowers, together with their “affiliates” (as defined in 13 CFR § 121.103), are a “small business concern” within the meaning of the SBIC Regulations.  The information set forth in SBA Forms 480, 652 and Section A of Form 1031 regarding Borrowers, which have been prepared with information provided by Borrowers, is accurate and complete.  Copies of such forms have been completed and executed by Borrowers.  Borrowers do not presently engage in, and will not engage in, any activities, and will not use directly or indirectly the proceeds from the Loans for any purposes for which an SBIC is prohibited from providing funds by the SBIC Regulations.

At least fifty-one percent (51%) of the employees of Borrowers are located within the United States and at least fifty-one percent (51%) of the tangible assets of Borrowers are located within the United States.  The proceeds of the Loans are intended for use and shall primarily be used for specific domestic purposes within the United States including, for example, payroll for employees located within the United States or acquiring assets for use solely within the United States, and no portion of such proceeds shall be used, directly or indirectly: (i) to purchase stock in or provide capital to an SBIC; (ii) to acquire farm land; or (iii) for any purpose contrary to the public interest, including activities which are in violation of Law or inconsistent with free competitive enterprise.

7.20. Capitalization.

(a) Schedule 7.20(a) lists the owners of all authorized and outstanding Equity Securities of each Borrower (other than the Company) and each owner of the Company’s authorized and outstanding Equity Securities as of May 24, 2012, including options and other equity equivalents of the Company and each other Borrower, as of (and after giving effect to) the Closing, together with the amount and percentage of such Equity Securities held by each such owner.  All of the outstanding Equity Securities of each Borrower are validly authorized and issued, fully paid and nonassessable, and free and clear of any and all Liens (other than Liens in favor of Agent pursuant to the Security Documents).

(b) Except as contemplated by the PeopleCube Acquisition and as set forth on Schedule 7.20(b):  (i) there are no outstanding or any present plans to issue any shares of capital stock or other Equity Securities, securities, rights, warrants or options convertible or exchangeable into or exercisable for any shares of capital stock or other Equity Securities, stock appreciation rights or phantom stock of any Borrower; provided, that, nothing contained in this Section 7.20 shall restrict any Borrower from granting equity options to its managers or directors pursuant to an equity incentive or equity compensation plan adopted by such Borrower’s Board of Directors, (ii) no Borrower is under any obligation, contingent or otherwise, to (A) redeem or otherwise acquire any shares of its capital stock or other Equity Securities or any securities, rights or options to acquire such capital stock, Equity Securities, stock appreciation rights or phantom stock or (B) make any capital contributions to, or investments in, any Person, and (iii) there are no agreements (other than any applicable Loan Documents) between any Persons, Equityholders, or managers or directors of any Borrower with respect to the voting or transfer of any Equity Securities of any Borrower owned or controlled by such parties or with respect to any other aspect of their affairs concerning any Borrower.

(c) Except as set forth on Schedule 7.20(c), (i) there are no statutory or contractual shareholders’ or Equityholders’ preemptive rights with respect to the Equity Securities of any Borrower, (ii) no Borrower has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its Equity Securities, and (iii) there are no agreements granting registration rights to any Person with respect to any Equity Securities of any Borrower.

(d) None of the items, agreements, arrangements or other disclosures set forth on Schedule 7.20(b) or Schedule 7.20(c) conflicts with the rights granted to Agent or any Lender in the Loan Documents or any related agreements executed simultaneously herewith.

(e) Except as set forth on Schedule 7.20(e), no Equity Securities of any Borrower that are issued and outstanding, or are authorized but unissued, as of the Closing Date constitute Disqualified Stock.

7.21. Compliance with Laws; Certain Operations.  Each Borrower and, with respect to the business of Borrowers, each of the officers, directors, managers and employees of each Borrower have complied in all material respects with all applicable Laws and all applicable requirements of any Governmental Authority or self-regulatory organization.  No notices, citations, claims or orders have been filed or granted against any Borrower alleging or finding violation of, or liability or responsibility under, any such Law which have not been heretofore settled.

7.22. Solvency.  Each Borrower is Solvent prior to, and after giving effect to, the transactions contemplated hereby.  No transfer of property is being made and no obligation is being incurred in connection with such transactions with actual intent to hinder, delay or defraud any present or future creditors of any Borrower.

7.23. Financials.

(a) Attached as Schedule 7.23(a) hereto are (i) the audited consolidated balance sheet of the Borrowers as of December 31, 2009, 2010 and 2011, and the related audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Borrowers as of March 31, 2012, and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the three (3) month period then ended (collectively, the “Financial Statements”).

(b) Except as set forth on Schedule 7.23(b), the Financial Statements (i) were prepared in accordance with GAAP and the Borrowers’ past accounting practices and (ii) present fairly the consolidated financial position of the Borrowers as of the dates thereof and the consolidated results of the Borrowers’ operations for the periods then ended.  Since December 31, 2011, the Borrowers’ businesses have been operated in the ordinary course thereof consistent with past practices and there has not occurred, and no event, occurrence or condition exists, which was or could reasonably be determined to be a Material Adverse Event.  The Borrowers maintain and will continue to maintain a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements of Borrowers and to maintain accountability for assets.

(c) Borrowers have also delivered to Lenders certain projections of profits and losses (the “Projections”) of Borrowers’ consolidated profit and loss statement for fiscal years 2012 through 2017.  The Projections represent estimates of Borrowers’ future consolidated financial performance for the periods set forth therein, and Borrowers believe such estimates are fair and reasonable in light of the current and reasonably foreseeable future conditions.

7.24. Absence of Undisclosed Liabilities.  There are no liabilities or any facts or circumstances that could give rise to liabilities, whether accrued, known, due or to become due, contingent, absolute, determined, determinable or otherwise, and regardless of when asserted, of any Borrower other than (i) liabilities set forth in the Current Financials, and (ii) other liabilities that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Event.

7.25. Employee Matters.

(a) Attached hereto as Schedule 7.25(a) is an accurate and complete list of all employment and compensation contracts (including all retirement benefit agreements), consulting agreements, non-competition agreements and management services agreements to which any Borrower is a party.  Borrowers have delivered true, correct and complete copies of all such agreements to Agent.

(b) Except as set forth on Schedule 7.25(b):

(i) no officer, executive or other key employee of any Borrower has within the ninety (90) day period prior to the Closing Date advised a Borrower (orally or in writing) that he or she intends to terminate employment with such Borrower;

(ii) no employee of a Borrower is currently represented by any labor union, no Borrower is a party to any collective bargaining agreement, and there is no organizational effort presently being made or threatened by or on behalf of any labor unions with respect to employees of any Borrower;

(iii) there is no unfair labor practice complaint against any Borrower pending before the National Labor Relations Board;

(iv) there is no labor strike, dispute, slow down, walkout, work stoppage, representation campaign other concerted interruption of operations pending or, to the knowledge of Borrowers, threatened by the employees of any Borrower or otherwise against any Borrower;

(v) there has been no change in the compensation of any employee of the Borrowers since December 31, 2011, other than increases in the ordinary course of business that are reflected or accounted for in the Projections; provided, however, any and all changes since such date in the compensation of any employee who is also an Equityholder of a Borrower are disclosed on Schedule 7.25(b); and

(vi) to the best of Borrowers’ knowledge, no officer or employee of the Borrowers has entered into any agreement which is now in effect with any person, corporation, partnership or business organization other than Borrowers requiring such person to assign any interest in any invention or trade secrets or to keep confidential any trade secrets or other proprietary information or containing any prohibition or restriction on competition or solicitation of customers.

Section 8.  Affirmative Covenants.

Each Borrower covenants jointly and severally that, except with the prior written consent of Agent, for so long as all or any portion of the Loans or any other Obligation remains outstanding and until all commitments of Lenders hereunder have been terminated or expired:

8.1. Items to be Furnished.  Borrowers shall cause the following to be furnished to each Lender at its respective principal office, as designated by each Lender to Borrowers from time to time:

(a) Promptly after preparation, and no later than one hundred twenty (120) days after the last day of each fiscal year of Borrowers, audited financial statements (including statements of income, cash flows and stockholders’ equity, a balance sheet, a consolidating statement of income and a consolidating balance sheet detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions, if applicable, key operating statistics and a summary of accounting policies and detailed notes) showing the consolidated financial condition and results of operations of the Borrowers as of, and for the year ended on, that last day, accompanied by:

(i) the unqualified opinion of a firm of independent certified public accountants acceptable to Lenders (the “Accounting Firm”), based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers; and

(ii) a Compliance Certificate with respect to such financial statements certifying (A) as to the Borrowers’ compliance with the financial covenants set forth in Section 10 of this Agreement and (B) that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers.

(b) Promptly after preparation, and no later than thirty (30) days after the last day of each calendar month of Borrowers, internally-certified unaudited financial statements (including statements of income and cash flows, a balance sheet, a consolidating statement of income and a consolidating balance sheet detailing the statement of income and balance sheet for each individual Borrower and the adjustments required to eliminate any intercompany transactions, if applicable, key operating statistics and detailed notes) showing the consolidated financial condition and results of operations of the Borrowers as of, and for the month, year-to-date and, if applicable, quarter period ended on, that last day.  The Borrowers’ certificate included with the unaudited financial statements will, at a minimum, include a statement that such financial statements (i) were prepared in accordance with GAAP and on a basis consistent with Borrowers’ historical financial statements and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers.

(c) Promptly after preparation, and no later than thirty (30) days after the last day of each fiscal quarter of Borrowers, Borrowers shall deliver the following to Lenders:

(i) a management discussion and analysis that includes a discussion and explanation of (A) the comparison of the Borrowers’ actual operating results to budget for such fiscal quarter and for the year to date period then ended, (B) the comparison of the Borrowers’ operating results for such fiscal quarter and for the year to date period then ended to the corresponding periods in the prior year, (C) a comparison of Borrowers’ operating results for such fiscal quarter to the immediately preceding fiscal quarter, and (D) the Borrowers’ current financial position in comparison to (I) the prior quarter, (II) the prior year-end, and (III) the budget for such period then ended; and

(ii) a Compliance Certificate with respect to such financial statements certifying (A) as to the Borrower’s compliance with the financial covenants set forth in Section 10 of this Agreement, and (B) that such financial statements (I) were prepared in accordance with GAAP and on a basis consistent with Borrowers’ historical financial statements and (II) present fairly, in all material respects, the consolidated financial condition and results of operations of the Borrowers.

(d) Promptly after preparation, and no later than the last day of January of each year (assuming a fiscal year end of December 31), an annual operating plan (with a level of detail consistent with the Projections) for Borrowers on a consolidated and consolidating (by location) basis, approved by the Board of Directors of the Company, for the current fiscal year (if delivered in January of such year), that (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes budgeted monthly balance sheets, income statements and statements of cash flows for such fiscal year, as well as comparisons of such items to the corresponding months in the prior fiscal year, and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(e) Promptly after preparation, and no later than the earlier to occur of (i) 120 days after the end of each fiscal year of Borrowers or (ii) five (5) Business Days after Borrowers’ federal income tax return has been filed, copies of each federal income tax return (and Form K-1’s, if applicable) and related tax reporting information for each Borrower for the prior fiscal year.

(i) Promptly after receipt, a copy of each interim or special audit report and management letter issued by independent accountants with respect to any Borrower or its financial records.

(f) Notice, promptly after any Borrower receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Borrower which, if adversely determined, could reasonably be expected to result in a Material Adverse Event, (ii) any other event which could reasonably be expected to cause a Material Adverse Event, (iii) the obligation of any Borrower to remedy any violation of Environmental and Safety Law, (iv) any liability or alleged liability under any Environmental and Safety Law arising out of, or directly affecting, the properties or operations of such Borrower, (v) any violation or alleged violation by any Borrower of ERISA or any Law with respect to an Employee Plan, or (vi)  any Default or Potential Default, specifying the nature thereof and what action each Borrower has taken and is taking or proposes to take.

(g) Promptly upon reasonable request by any Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Borrowers.

8.2. Books and Records.  Each Borrower shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1.

8.3. Inspections.  Upon reasonable notice, each Borrower shall allow Agent or any Lender (or its Representatives) during business hours or at other reasonable times to inspect any of its properties, to review reports, files, books, accounts and other records, to make and take away copies, and, to discuss, from time to time, any of such Borrower’s affairs, conditions and finances with its directors, managers, officers, and certified public accountants.

8.4. Taxes.  Each Borrower will promptly pay and discharge when due any and all of its Taxes, other than Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made, and in respect of which levy and execution of any Lien are stayed.  Each Borrower will file all Tax returns that it is required to file, and if any Borrower becomes aware that it has failed to timely file any Tax return, such Borrower shall promptly file such Tax return and pay and discharge any delinquent Taxes associated therewith.

8.5. Payment of Obligations and Compliance with Contracts.  Each Borrower (i) will pay and perform all of the Obligations as the same become due and payable or enforceable and (ii) will promptly pay and perform (or renew and extend) all of its other material obligations as they become due (unless such obligations are being contested in good faith by lawful proceedings diligently conducted, against which reserves or other provisions required by GAAP have been made).  Each Borrower will use its best efforts to comply with the terms of, and to perform its obligations under, the Loan Documents and each contract with its customers.

8.6. Indemnification.

(a) EACH BORROWER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH INDEMNIFIED PARTY (AS DEFINED HEREIN) FROM AND AGAINST (AND WILL REIMBURSE EACH INDEMNIFIED PARTY AS THE SAME ARE INCURRED) ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION OR PROCEEDING OR PREPARATION OF A DEFENSE IN CONNECTION THEREWITH) (I) THE LOANS, THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (II) THE PEOPLECUBE ACQUISITION, THE PEOPLECUBE ACQUISITION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE PEOPLECUBE ACQUISITION DOCUMENTS, (III) THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS, (IV) ANY ACT ARISING OUT OF OR IN CONNECTION WITH AGENT’S OR ANY LENDER’S REPRESENTATION ON, OR VISITATION AND OBSERVER RIGHTS WITH RESPECT TO, THE BOARD OF DIRECTORS OF ANY BORROWER (TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW), (V) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY ANY BORROWER OF ANY LAW, (VI) ANY BORROWER’S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE OF A HAZARDOUS SUBSTANCE AT, TO OR FROM ANY OF ITS PROPERTIES, (VII) ANY PERSONAL INJURY TO AGENT’S, ANY LENDER’S OR ANY BORROWER’S RESPECTIVE REPRESENTATIVES, INVITEES, OR LICENSEES, AND (VIII) ANY DAMAGE TO ANY BORROWER’S ASSETS.

(b) BORROWERS AGREE NOT TO ASSERT ANY CLAIM AGAINST ANY INDEMNIFIED PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS.

(c) EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED UNDER THE TERMS OF THE LOAN DOCUMENTS FOR ITS OWN ORDINARY NEGLIGENCE; HOWEVER, NO BORROWER IS OBLIGATED TO INDEMNIFY ANY INDEMNIFIED PARTY UNDER THE LOAN DOCUMENTS TO THE EXTENT A CLAIM IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM ANY INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) FOR PURPOSES OF THIS SECTION, (I) “INDEMNIFIED PARTY” MEANS EACH LENDER AND AGENT AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, MEMBERS OR OTHER EQUITYHOLDERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, ADVISORS, SUCCESSORS AND ASSIGNS, AND (II)  “CLAIM” MEANS ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, COSTS, OBLIGATIONS, ACTIONS, JUDGMENTS, LITIGATION, INVESTIGATIONS, ORDERS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ AND PARALEGAL FEES AND EXPENSES, WHETHER OR NOT SUIT IS FILED) INCURRED BY, ASSERTED AGAINST, OR AWARDED AGAINST ANY INDEMNIFIED PARTY.

(e) IN THE CASE OF ANY INVESTIGATION, LITIGATION OR PROCEEDING TO WHICH THE INDEMNITY PROVIDED FOR IN THIS SECTION 8.6 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY BORROWER, ANY BORROWER’S EQUITYHOLDERS OR CREDITORS OR ANY INDEMNIFIED PARTY AND WHETHER OR NOT THE LOANS ARE CONSUMMATED OR, IF CONSUMMATED, HAVE BEEN REPAID.  EACH BORROWER AGREES THAT NO INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY TO ANY BORROWER OR ANY BORROWER’S SUBSIDIARIES OR AFFILIATES OR TO ANY BORROWER’S EQUITYHOLDERS OR CREDITORS OR THE EQUITYHOLDERS OR CREDITORS OF ANY BORROWER’S SUBSIDIARIES FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF, RELATED TO OR IN CONJUNCTION WITH THE LOANS, THE LOAN DOCUMENTS, THE PEOPLECUBE ACQUISITION OR THE PEOPLECUBE ACQUISITION DOCUMENTS.

(f) ALL COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT SHALL SURVIVE AND CONTINUE IN EFFECT AFTER THE CLOSING DATE.  THE INDEMNITY SET OUT IN THIS SECTION AND ITS TERMS AND PROVISIONS SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(g) AMOUNTS PAYABLE UNDER THIS SECTION SHALL BE A PART OF THE OBLIGATION AND, IF NOT PAID UPON DEMAND, SHALL BEAR INTEREST AT THE DEFAULT RATE FOR THE TERM LOAN PRINCIPAL DEBT UNTIL PAID.

8.7. Maintenance of Existence, Assets, and Business.  Except as otherwise permitted by Section 9.6, each Borrower will (a) preserve and maintain its existence and good standing in its jurisdiction of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing; (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event; and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.  Each Borrower shall (i) perform all of such Borrower’s duties under and in connection with each transaction to which any of its accounts receivable, accounts, or contracts relates, so that the amounts thereof (net of any reserves established in the ordinary course of business in respect of such accounts receivable, accounts, or contracts) shall actually become payable in their entirety to such Borrower, (ii) maintain and store all its inventory with reasonable care, skill, and caution and repair and otherwise keep the same in good condition, and (iii) not relocate such Borrower’s chief executive office (or the location of such Borrower’s books and records related to accounts) or any of such Borrower’s inventory, to a county, parish, or state other than those listed on Schedule 7.13 unless such Borrower gives Lenders thirty (30) days prior written notice of such proposed relocation (such notice to include the address with the name of the county or parish and state of the new location).

8.8. Insurance.

(a) Borrowers shall maintain insurance with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self insurance authorized by the jurisdictions in which it operates) in such amounts and against such risks as is (i) required by all applicable Laws, (ii) customarily maintained by similar businesses operating in the same geographic region, and (iii) with respect to the Collateral, reasonably acceptable to Agent.

(b) At a minimum, Borrowers’ insurance must include (i) the Key Man Life Insurance, (ii) business interruption insurance, (iii) fire, property damage and extended coverage insurance covering all assets and naming Agent as mortgagee or loss payee, as applicable, (iv) workers compensation insurance and (v) public liability insurance naming Agent as an additional insured as its interest may appear, and, with respect to each such insurance policy, providing for at least thirty (30) days prior notice to Agent of any cancellation thereof.  Satisfactory evidence of such insurance must be supplied to Agent on the Closing Date and at least five (5) days prior to each policy renewal at Agent’s request.  All such insurance policies shall be primary, and not excess or contributory, to any policies of insurance that are maintained by Lenders.

(c) Borrowers shall execute and deliver to Agent collateral assignments, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by Borrowers.  With regard to workers’ compensation insurance, nothing contained in this Section 8.8 shall prohibit Borrowers from becoming a non-subscriber with the prior written consent of Agent.

(d) Unless the Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at the Borrowers’ expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect the Borrowers’ interests.  The coverage that Agent purchases may, but need not, pay any claim that is made against any Borrower in connection with the Collateral.  Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement.  If Agent purchases insurance for the Collateral as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

8.9. Further Assurances.

(a) Each Borrower shall cause each of its Subsidiaries created or acquired after the Closing Date, within five (5) days of such Subsidiary’s creation or acquisition by such Borrower, to execute and deliver to Agent and Lenders a joinder to this Agreement, substantially in the form of Exhibit Q hereto, agreeing to become a Borrower under this Agreement, a “Debtor” under the Security Agreement and a “Maker” under the Notes (a “Joinder Agreement”).

(b) Each Borrower shall take such action as Agent or any Lender may reasonably request to carry out more effectively the terms of Section 6 and all other terms of the Loan Documents, including executing, acknowledging, delivering and recording or filing additional instruments or documents.  Each Borrower will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements and all other documents and papers Agent or any Lender reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any rights under the Loan Documents.  Because Borrowers agree that Agent’s and the Lenders’ remedies at Law for failure of Borrowers to comply with the provisions of this section would be inadequate and that failure would not be adequately compensable in damages, Borrowers agree that the covenants of this Section 8.9 may be specifically enforced.

(c) Within ten (10) days following the Closing Date, Borrowers shall deliver to Agent:

(i) the Convertible Note Subordination Agreement, duly executed by each Subordinated Lender (as defined therein) and the Company;

(ii) an executed Stock Certificate No. 3 representing sixty-five (65) shares of Meeting Maker Limited (UK) issued to PeopleCube;

(iii) a Landlord Subordination of Lien with respect to Borrowers’ leased property in Travers City, Michigan;

(iv) a Landlord Subordination of Lien with respect to the Company’s leased property in Warwick, Rhode Island; and

(v) a Landlord Subordination of Lien with respect to PeopleCube’s leased property in Framingham, Massachusetts.

(d) Within fifteen (15) days following the Closing Date, Borrowers shall deliver to Agent, evidence of filing of UCC-3 termination statements with the applicable Governmental Authority to terminate all UCC financing statements in favor of Bridge Bank, National Association, with respect to Borrowers;

(e) Within ninety (90) days following the Closing Date, Borrowers shall obtain Key Man Life Insurance and deliver proof of the same to Agent.

8.10. Compliance with Laws.  Each Borrower shall conduct its business so as to comply with all applicable Laws and shall promptly take corrective action to remedy any violation of any Law (including any Environmental and Safety Law of which it is aware), and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any material violation of Law (including any Environmental and Safety Law) or Hazardous Substance.

8.11. Expenses.  In addition to the pre-closing out-of-pocket expenses set forth in the Commitment Letter and the fees set forth in Section 4, Borrowers shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Agent or any Lender in connection with the arrangement, syndication and negotiation of the credit facilities evidenced by the Loan Documents and the negotiation, preparation, delivery and execution of the Loan Documents (including those incurred under Section 6) and any related or subsequent amendment, waiver, or consent (including in each case, without limitation, the reasonable fees and expenses of Agent’s and each Lender’s counsel), (b) all reasonable due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals, title insurance, environmental surveys, and other related due diligence, closing and post-closing costs and expenses, (c) all costs, fees and expenses of Agent and each Lender incurred in connection with the interpretation and enforcement of the obligations of the Borrowers arising under the Loan Documents or the exercise of any rights arising under the Loan Documents (including without limitation, reasonable attorneys’ fees, expenses and costs paid or incurred in connection with any negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws), (d) all costs, fees and expenses incurred by Agent and each Lender or any of their respective designees in the exercise of their visitation and observer rights with respect to the Board of Directors of any Borrower as specified in Section 8.14, and (e) all stamp or other similar documentary or recording Taxes which may be payable in connection with this Agreement and the other Loan Documents or the performance of any transactions contemplated hereby or thereby, all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate for the Term Loan Principal Debt until repaid.  All Obligations provided for in this Section 8.11 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

8.12. Application of Insurance Proceeds, Eminent Domain, Proceeds and Conditions to Disbursement.

(a) Agent, Lenders and each Borrower agree that all Insurance Proceeds shall, except as otherwise provided in subsections (b) and (c) below, be paid by the insurers directly to Agent (as loss payee or additional insured, as applicable) for the ratable benefit of the Lenders.  Each Borrower shall cause all Eminent Domain Proceeds to be paid by the condemning Governmental Authority directly to Agent for the ratable benefit of the Lenders.  Except as otherwise provided in subsections (b) and (c) below, if any Insurance Proceeds or Eminent Domain Proceeds are paid to any Borrower, such Insurance Proceeds or Eminent Domain Proceeds shall be received only in trust for Agent, shall be segregated from other funds of the Borrowers and shall promptly be paid over to Agent in the same form as received (with any necessary endorsement).

(b) Unless a Default exists, any business interruption insurance proceeds received by Agent shall be paid to Borrowers.

(c) If the Insurance Proceeds payable for any single loss, damage or destruction of any asset of any Borrower do not exceed $100,000, such Insurance Proceeds shall be paid to Borrowers and applied to the payment of the cost of the repair or restoration of such loss, damage or destruction, which repair or restoration shall be undertaken promptly by such Borrower and completed within a commercially reasonable time period.

(d) Agent, Lenders and each Borrower agree that, to the extent not prohibited by applicable Law and subject to Section 3.3, all Insurance Proceeds and all Eminent Domain Proceeds received by Agent (or which Agent is entitled to receive) shall be applied in accordance with Section 2.5.

8.13. Use of Proceeds.  Borrowers shall use the proceeds of the Loans only for the purposes represented in Section 7.14 or otherwise in this Agreement.

8.14. Board of Directors.  For so long as all or any portion of the Loans or any other Obligation remains outstanding and until all commitments of Lenders hereunder have been terminated or expired:

(a) Agent shall have the right to designate one (1) representative of Lenders (the “Lender Observer”) to attend all meetings of the Board of Directors (and all committees thereof) of each Borrower as a non-voting observer.

(b) The Borrowers shall (i) give the Lender Observer notice, at the same time as furnished to the Directors, of all meetings of the Board of Directors (or any committee thereof) of each Borrower, (ii) provide to the Lender Observer all notices, documents and information furnished to the Directors of each Borrower whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time as furnished to the Directors, (iii) notify the Lender Observer by telephone of, and permit the Lender Observer to attend by telephone, emergency meetings of the Board of Directors (and all committees thereof) of each Borrower, and (iv) provide the Lender Observer copies of the minutes of all such meetings at the time such minutes are furnished to the Directors of any Borrower;

(c) The Lender Observer will be reimbursed for his or her reasonable out of pocket expenses incurred in connection with the exercise of his or her rights under this Section 8.14; and

(d) At a minimum, the Board of Directors of each Borrower shall meet within forty-five (45) days after the end of each calendar quarter.  The meetings of the Board of Directors may be held in person or telephonically; provided, that at least one (1) meeting of the Board of Directors of each Borrower shall be held in person in each fiscal year of the Borrowers.

8.15. Special SBIC Covenants.

(a) On the date hereof and for the one year period hereafter, Borrowers hereby covenant and agree that at least fifty-one percent (51%) of the employees of each Borrower are and will remain located within the United States and at least fifty-one percent (51%) of the tangible assets of each Borrower are and will remain located within the United States.

(b) The proceeds of the Loans shall primarily be used for specific domestic purposes within the United States including, for example, payroll for employees located within the United States or acquiring assets for use solely in the United States.

(c) Borrowers shall within five (5) Business Days after the end of each fiscal quarter of Borrowers, or upon any Lender’s request, provide to such Lender a written certificate, signed by the chief executive officer or the chief financial officer of the Company, stating that Borrowers are in compliance with the covenants described above in subsections (a) and (b) and describing in reasonable detail the use of the proceeds received from the Loans by Borrowers.

(d) Within forty-five (45) days after the end of each calendar year and at such other times as any Lender may reasonably request, Borrowers shall deliver to Lenders a written assessment, in form and substance reasonably satisfactory to Lenders, in order to permit Lenders to file SBA Form 468, of the economic impact of Lenders’ financing specifying the full-time equivalent jobs created or retained in connection with such investment, and the impact of the financing on Borrowers’ businesses in terms of profits and on taxes paid by Borrowers and their employees.  Upon request, Borrowers shall promptly (and in any event within twenty (20) days of such request) furnish to Lenders all information reasonably requested by Lenders in order for Lenders to comply with the requirements of 13 C.F.R. Section 107.620 or to prepare and file SBA Form 468 and any other information requested or required by the SBA or any other similar Governmental Authority asserting jurisdiction over a Lender.  Borrowers shall afford to representatives of the SBA reasonable access to their books, records and properties in accordance with 13 C.F.R. Section 107.620(c).  Any submission of any financial information under this paragraph shall include a certificate of the Company’s president, chief executive officer, treasurer or chief financial officer.

(e) In the event that any Lender determines in its good faith judgment that it has a Regulatory Problem, such Lender shall have the right to transfer its rights and obligations hereunder, without regard to any restrictions on transfer set forth herein or in any other agreement, and Borrowers shall take all such actions as are reasonably requested by such Lender in order to (i) effectuate and facilitate any transfer by such Lender to any permitted Person designated by such Lender, and (ii) cooperate with such Lender in connection with other regulatory matters.  Such cooperation shall include cooperation in making any required filings with any Governmental Authority, including the filing of a certificate or plan of divestiture.

(f) Borrowers shall comply with the Small Business Side Letter.

Section 9.  Negative Covenants.

Each Borrower covenants jointly and severally that, except with the prior written consent of Agent, for so long as all or any portion of the Loans or any other Obligation remains outstanding and until all commitments of Lenders hereunder have been terminated or expired:

9.1. Debt; Disqualified Stock.  No Borrower may create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Debt, except Permitted Debt.  No Borrower may issue or sell any Disqualified Stock to any Person without Agent’s prior written consent.

9.2. Liens.  No Borrower may create, assume, incur or suffer to be created any Lien upon any of its now owned or hereafter acquired assets (including any other Borrower’s Equity Securities that are owned by such Borrower), except Permitted Liens.

9.3. Compliance with Laws and Documents.  No Borrower may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively could reasonably be expected to cause a Material Adverse Event.

9.4. Loans, Advances, and Investments.  No Borrower may (i) make any loan, advance, extension of credit (other than in the ordinary course of business), or capital contribution to, (ii) make any investment in, or purchase or commit to purchase any stock or other securities of or interests in, or (iii) enter into any joint venture, partnership, or other similar arrangement with, any Person, other than

(a) marketable obligations issued or unconditionally guaranteed by the United States government or issued by any of its agencies and backed by the full faith and credit of the United States of America (and investments in mutual funds investing primarily in those obligations);

(b) marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated “Aa2” or better by Moody’s or “AA” by S&P (and investments in mutual funds investing primarily in those obligations);

(c) certificates of deposit or banker’s acceptances that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks having combined capital, surplus, and undivided profits of not less than $250,000,000 (as shown on its most recently published statement of condition (and investments in mutual funds investing primarily in those certificates of deposit or banker’s acceptances));

(d) commercial paper and similar obligations rated “P-2” or better by Moody’s, or “A-2” or better by S&P (and investments in mutual funds investing primarily in those obligations);

(e) checking and demand deposit accounts maintained in the ordinary course of business (provided an executed Deposit Account Control Agreement has been delivered to Lenders in Proper Form);

(f) expense accounts or loans or advances to its directors, managers, officers or employees in the ordinary course of business which may not, in the aggregate, at any time exceed $25,000;

(g) investments in securities purchased by any Borrower under repurchase obligations pursuant to which arrangements are made with selling financial institutions (being a financial institution having unimpaired capital and surplus of not less than $500,000,000 and with a rating of “A-1” by S&P or “P-1” by Moody’s) for such financial institutions to repurchase such securities within thirty (30) days from the date of purchase by such Borrower, and other similar short term investments made in connection with the Borrower’s cash management practices;

(h) non-cash proceeds from dispositions permitted under Section 9.9;

(i) investments by any Borrower in any other Borrower;

(j) cash and Cash Equivalents;

(k) prepaid expenses incurred in the ordinary course of business; and

(l) accounts receivable created in the ordinary course of business.

9.5. Distributions.  No Borrower may declare, make, or pay any Distribution, other than (a) dividends declared, made or paid by such Borrower wholly in the form of its Equity Securities, and (b) dividends by one Borrower to another Borrower.

9.6. Acquisitions, Mergers and Dissolutions.

(a) Except for Permitted Acquisitions and except as provided in this Section 9.6, no Borrower may (i) acquire all or any substantial portion of the Equity Securities or assets of any other Person, (ii) merge or consolidate with any other Person, or (iii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

(b) Any Borrower may merge or consolidate with or acquire the Equity Securities or assets of another Borrower (and, in the case of such merger or consolidation or, in the case of the conveyance or distribution of all of such assets, the non-surviving or selling entity, as the case may be, may be liquidated, wound up or dissolved); provided, that if the Company is a party to such transaction, the Company must be the surviving entity.

(c) Notwithstanding the foregoing, the Borrowers may consummate the PeopleCube Acquisition.

9.7. Assignment.  No Borrower may assign or transfer any of its rights, duties, or obligations under any of the Loan Documents.

9.8. Fiscal Year and Accounting Methods.  No Borrower may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

9.9. Sale of Assets.  No Borrower may sell, assign, lease, transfer, or otherwise dispose of any of its assets (including but not limited to any Equity Securities of any Person that are held by such Borrower), other than (a) sales of inventory in the ordinary course of business, (b) the sale, discount, or transfer of its delinquent accounts receivable in the ordinary course of business for purposes of collection, (c) dispositions of assets from one Borrower to another, (d) occasional dispositions of immaterial assets for consideration not less than fair market value, and dispositions of assets that are worn-out, surplus or obsolete, (e) to the extent permitted by Section 9.6, and (f) non-exclusive licensing of software and/or source code by a Borrower to third parties in the ordinary course of business.  All dispositions by a Borrower of its assets, whether or not permitted by this Section 9.9, are subject to Section 2.5.  All Net Proceeds shall be cash Net Proceeds unless approved by Agent in advance.  The non-cash portion of all Net Proceeds shall be pledged to Agent as Collateral concurrently with the applicable disposition.

9.10. New Businesses.  No Borrower may engage in any business except the business in which it is engaged as of the Closing Date.

9.11. Employee Plans.  No Borrower may suffer or permit any of the events or circumstances described in Section 7.15 to occur.

9.12. Transactions with Affiliates.  No Borrower may enter into any material transaction with any of its or any other Borrower’s officers, directors, managers, employees, Equityholders or any of their respective Affiliates other than transactions in the ordinary course of business which are (a) disclosed in advance to Lenders and (b) upon fair and reasonable terms not materially less favorable than such Borrower could obtain or could become entitled to in an arm’s-length transaction with a Person that is not one of such Borrower’s officers, directors, managers, employees, Equityholders or Affiliates.  For purposes of this section, a transaction or series of transactions, in the aggregate, is “material” if it requires any Borrower to pay or provide products or services of more than $25,000 during the term of the agreement covering such transaction.

9.13. Taxes.  No Borrower may use any portion of the proceeds of the Loans to pay the wages of employees, unless a timely payment to or deposit with the appropriate Governmental Authority of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

9.14. Prepayment of Debt; Subordinated Debt.

(a) No Borrower may voluntarily prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other voluntary or optional payment with respect to any principal of, or interest on, any Debt other than the Obligation and the Subordinated Debt.

(b) Except as expressly permitted by the applicable Subordination Agreement, no Borrower may pay, prepay, redeem, defease, repurchase, acquire for value or make any sinking fund payment or other payment (including scheduled and required payments) with respect to any Subordinated Debt without the prior written consent of Agent.

9.15. Lease Obligations.  No Borrower shall enter into any lease arrangement for real or personal property (unless capitalized and permitted under Section 9.16) if, after giving effect thereto, the aggregate amount of all rental and other payments under such lease and all other leases of Borrowers then in effect would exceed for any fiscal year an amount equal to $250,000, unless otherwise approved in writing in advance by Agent.

9.16. Capital Expenditures.  No Borrower shall make or incur any Capital Expenditures if, after giving effect thereto:

(a) the aggregate amount of all Capital Expenditures made by Borrowers from during the period commencing on the Closing Date and ending on  the first anniversary of the Closing Date would exceed $1,000,000; provided, that no more than $500,000 in the aggregate of such Capital Expenditures shall be financed through Capital Leases and purchase money Debt, or

(b) the aggregate amount of all Capital Expenditures made by Borrowers from the day after the first anniversary of the Closing Date to the second anniversary of the Closing Date, or for any succeeding one (1) year period, would exceed $500,000.

9.17. Available Cash.  The aggregate cash available in Borrowers’ deposit accounts shall not be less than $500,000 at any time.

9.18. Amendments or Changes in Agreements.  No Borrower shall:

(a) alter, amend or modify (i) any documents which create, evidence, secure or guaranty any Subordinated Debt in a manner which is prohibited by the applicable Subordination Agreement, or (ii) any documents which create, evidence, secure or guaranty any other Debt which is permitted hereby in a manner which would (A) increase the maximum amount which any Borrower is permitted to borrow thereunder, (B) lengthen or shorten the term of the applicable Debt or change the amortization thereof, (C) increase the interest rate with respect to the applicable Debt or any fees payable in connection therewith, (D) require any additional security for the applicable Debt, (E) add any additional covenants, or change any existing covenant so as to make it more difficult for the Obligors to comply or (F) prohibit or restrict payment of the Obligations; or

(b) modify, alter, supplement, extend, amend or waive any of its rights under any of its respective organizational documents, in a manner that (i) is materially adverse to any Lender; (ii) diminishes Agent’s or any Lender’s rights granted hereunder or under any other Loan Document; or (iii) otherwise violates the terms of this Agreement.

9.19. Compensation.  Borrowers shall not increase the compensation paid to any Management Person, including but not limited to salaries, bonuses or other forms of compensation, if a Default or Potential Default exists or would result from such increase.

9.20. PeopleCube Acquisition.  Borrowers have furnished Lenders and Agent true and correct copies of the material PeopleCube Acquisition Documents.  The Company and, to the knowledge of Borrowers, each other party to the PeopleCube Acquisition Documents, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the PeopleCube Acquisition Documents and the consummation of the transactions contemplated thereby.  As of the closing date under the PeopleCube Acquisition Documents, the PeopleCube Acquisition will have been consummated in accordance with the terms of the PeopleCube Acquisition Documents.  The PeopleCube Acquisition complies and will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, member, partner, director, manager and other material consents, approvals and exemptions required to be obtained by a Borrower and, to the Borrowers’ knowledge, each other party to the PeopleCube Acquisition Documents in connection with the PeopleCube Acquisition have been or will by the closing thereof be duly obtained and are or will be by the closing thereof in full force and effect to the extent required by the PeopleCube Acquisition Documents.  The execution and delivery of the PeopleCube Acquisition Documents did not and will not, and the consummation of the PeopleCube Acquisition does not and will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Borrower or, to Borrowers’ knowledge, any other party to the PeopleCube Acquisition Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Borrower is a party or by which any Borrower is bound or, to the Borrowers’ knowledge, to which any other party to the PeopleCube Acquisition Documents is a party or by which any such party is bound except to the extent such violation, breach or default would not reasonably be expected to result in a Material Adverse Effect.

9.21. Bank Accounts.  No Borrower shall open any new bank account without the execution and delivery of a Deposit Account Control Agreement relating to such account(s) to Agent in Proper Form.

9.22. Negative Pledge.

(a) No Borrower will, or will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement and the other Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of Agent or Lenders to secure the Obligation or which restricts any Borrower or any Subsidiary of a Borrower from paying dividends or making distributions to the Company or any other Borrower, or which requires the consent of or notice to other Persons in connection therewith.

(b) No Borrower will create, incur, assume or suffer to exist any Lien on the Equity Securities of such Borrower or any other Borrower other than Liens in favor of Agent.

Section 10.  Financial Covenants.

Each Borrower covenants jointly and severally that, except with the prior written consent of Agent, for so long as all or any portion of the Loans or any other Obligation remains outstanding and until all commitments of Lenders hereunder have been terminated or expired:

10.1. Minimum EBITDA.  Borrowers’ EBITDA shall not be less than the amount set forth below as of any of the following testing dates:

(a) September 30, 2012                                                                    $5,650,000

(b) December 31, 2012                                                                     $6,500,000

(c) March 31, 2013                                                                           $7,000,000

(d) June 30, 2013                                                                              $7,500,000

(e) September 30, 2013                                                                    $8,000,000

(f) December 31, 2013                                                                      $8,000,000

(g) March 31, 2014                                                                           $8,500,000

(h) June 30, 2014                                                                              $8,500,000

(i) September 30, 2014                                                                     $9,000,000

(j) December 31, 2014                                                                      $9,000,000

(k) The last day of each fiscal quarter thereafter                        $10,000,000

10.2. Total Debt to EBITDA Ratio.  The Total Debt to EBITDA Ratio may not exceed the ratio set out below as of any of the following testing dates:

(a) September 30, 2012                                                                    3.75 to 1.00

(b) December 31, 2012                                                                     3.50 to 1.00

(c) March 31, 2013                                                                           3.25 to 1.00

(d) June 30, 2013                                                                              3.00 to 1.00

(e) September 30, 2013                                                                    2.75 to 1.00

(f) December 31, 2013                                                                      2.50 to 1.00

(g) March 31, 2014                                                                           2.25 to 1.00

(h) The last day of each fiscal quarter thereafter                        2.25 to 1.00

10.3. Senior Debt to EBITDA Ratio.  The Senior Debt to EBITDA Ratio may not exceed the ratio set out below as of any of the following testing dates:

(a) September 30, 2012                                                                            2.75 to 1.00

(b) December 31, 2012                                                                             2.50 to 1.00

(c) March 31, 2013                                                                                   2.25 to 1.00

(d) June 30, 2013                                                                                      2.00 to 1.00

(e) September 30, 2013                                                                            1.75 to 1.00

(f) December 31, 2013                                                                              1.75 to 1.00

(g) March 31, 2014                                                                                   1.50 to 1.00

(h) June 30, 2014                                                                                      1.50 to 1.00

(i) September 30, 2014                                                                             1.25 to 1.00

(j) December 31, 2014                                                                              1.00 to 1.00

(k) The last day of each fiscal quarter thereafter                                1.00 to 1.00

10.4. Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio may not be less than the ratio set out below as of any of the following testing dates:

(a) September 30, 2012                                                                            0.60 to 1.00

(b) December 31, 2012                                                                             1.25 to 1.00

(c) March 31, 2013                                                                                   1.50 to 1.00

(d) June 30, 2013                                                                                      1.50 to 1.00

(e) September 30, 2013                                                                            1.75 to 1.00

(f) December 31, 2013                                                                              1.75 to 1.00

(g) March 31, 2014                                                                                   2.00 to 1.00

(h) June 30, 2014                                                                                       2.00 to 1.00

(i) September 30, 2014                                                                              2.25 to 1.00

(j) December 31, 2014                                                                               2.25 to 1.00

(k) March 31, 2015                                                                                    2.50 to 1.00

(l) June 30, 2015                                                                                        2.50 to 1.00

(m) The last day of each fiscal quarter thereafter                               3.00 to 1.00

Each of the covenants in this Section 10 shall be tested on a quarterly basis, as of the last day of each fiscal quarter of Borrowers, commencing with the fiscal quarter ending September 30, 2012.

Section 11.  Default.

The occurrence of any one or more of the following events shall constitute a “Default” hereunder:

11.1. Payment of Obligation.  The failure of any Borrower to pay (a) the Principal Debt on the Maturity Date, (b) any mandatory payment or prepayment of principal or interest (including but not limited to any Annual Excess Cash Flow Prepayment, any other mandatory prepayment pursuant to Section 2.5 and any mandatory amortization payment pursuant to Section 3.2(b)) on the date such payment is due and payable under any Loan Document, (c) any scheduled interest payment within three (3) days of its due date under any Loan Document, or (d) any other portion of the Obligation, including any fees payable to Lenders under Section 4, within two (2) days of the date when it becomes due and payable under any Loan Document.

11.2. Covenants.  The failure of any Borrower to punctually and properly perform, observe and comply with:

(a) Any covenant, agreement, or condition contained in Section 8.13, Section 8.14, Section 9 or Section 10; or

(b) Any other covenant, agreement, or condition contained in any Loan Document (other than the covenants to pay the Obligation and the covenants in clause (a) preceding), and such failure continues for twenty (20) days after the earlier of (i) delivery by Agent or any Lender to any Borrower of notice of such non-compliance or (ii) a Responsible Officer of any Borrower becoming aware of such failure.

11.3. Debtor Relief.  Any Borrower (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than a voluntary liquidation or dissolution permitted by Section 9.6, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor, claimant, purchaser, or party making a bid to purchase assets), and (i) the petition is not controverted within ten (10) days and is not dismissed within sixty (60) days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, (d) fails (or admits in writing its inability) to pay its debts generally as they become due, or (e) is not Solvent.

11.4. Judgments and Attachments.  Any Borrower fails, within twenty (20) days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000 (individually or in the aggregate and net of applicable insurance if the insurer has accepted coverage) or any warrant of attachment, sequestration or similar proceeding against any Borrower’s assets that is not (a) stayed on appeal or (b) diligently contested in good faith by appropriate proceedings with adequate reserves being set aside on its books in accordance with GAAP.

11.5. Misrepresentation.  Any representation or warranty made to any Lender (or its Representatives) by any Borrower or contained in any Loan Document at any time proves to have been incorrect in any material respect when made (excluding clerical, typographical or other similar scrivener errors); provided, that, with respect to the representations in Sections 7.6 and 7.8, the Borrowers shall have twenty (20) days to cure any such misrepresentation after the first to occur of (a) written notice of such misrepresentation has been given to any Borrower by Agent or any Lender, and (b) any Borrower knows of such misrepresentation.

11.6. Default Under Other Agreements.

(a) Except for trade accounts payable in the ordinary course of business, any Borrower fails to pay when due (after lapse of any applicable grace period) any amount (individually or in the aggregate) of Debt in an amount equal to $100,000 or more, or any default exists under any agreement which permits any Person to cause an amount (individually or in the aggregate) of Debt in an amount equal to $100,000 or more to become due and payable by any Borrower before its stated maturity.

(b) Any Borrower breaches or defaults under any term, condition, provision, representation or warranty contained in any agreement and the effect of such breach or default could reasonably be expected to result in a Material Adverse Event.

(c) A default occurs under any Subordinated Debt.

11.7. Validity and Enforceability of Loan Documents.  Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Governmental Authority to be null and void or its validity or enforceability is contested by any Borrower or any Borrower denies that it has any further liability or obligations under any Loan Document, unless such Borrower does not have any further liability or obligations under such Loan Document as a result of a transaction permitted by this Agreement.

11.8. Change of Control or Change of Management.  A Change of Control or a Change of Management occurs.

11.9. Ownership of Other Borrowers.  Any Borrower (other than the Company) ceases to be owned, beneficially and of record, with power to vote at least fifty-one percent (51%) of its issued and outstanding shares of capital stock, partnership or membership interests or other equity interests, by the Company or any other Borrower (except as a result of a transaction permitted by this Agreement or otherwise consented to in advance by Agent).

11.10. Subordination Agreements.  There shall occur and be continuing any material breach under any Subordination Agreement by any party thereto other than Agent or any Lender, or any Subordination Agreement shall terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt (except for any such termination upon payment in full of, and termination of any commitments to extend further credit under, such Subordinated Debt).

11.11. Material Adverse Event.  A Material Adverse Event occurs.

Section 12.  Rights And Remedies.

12.1. Remedies Upon Default.

(a) If a Default exists under Section 11.3, the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.

(b) If a Default exists, Agent and Lenders may do any one or more of the following:  (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable; (ii) reduce any claim to judgment; and (iii) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of New York or the Laws of any other applicable jurisdiction.

12.2. Borrower Waivers.  To the fullest extent permitted by applicable Law, each Borrower waives diligence, presentment and demand for payment, protest, notice of intent to accelerate, notice of acceleration and notice of protest, demand, dishonor and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

12.3. Performance by Agent.  If any covenant, duty or agreement of any Borrower is not performed in accordance with the terms of the Loan Documents, Agent may, while a Default or Potential Default exists, at its option, perform or attempt to perform that covenant, duty or agreement on behalf of that Borrower (and any amount reasonably expended by Agent in its performance or attempted performance is payable by the Borrowers, jointly and severally, to Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate for the Term Loan Principal Debt from the date of Agent’s expenditure until paid).  However, Agent does not assume, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of any Borrower.

12.4. Not in Control.  None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give Agent or any Lender the right to exercise control over the assets (including, without limitation, real property), affairs, or management of any Borrower (other than control for Lien perfection purposes); the power of Agent and Lenders is limited to the right to exercise the remedies provided in this Section 12.

12.5. Course of Dealing.  The acceptance by Agent or any Lender of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing.  No waiver by Agent or any Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default or Potential Default.  No delay or omission by Agent or any Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right.

12.6. Cumulative Rights.  All rights available to Agent and Lenders under the Loan Documents are cumulative of and in addition to all other rights granted to Agent and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Agent or any Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

12.7. Application of Proceeds.  Any and all proceeds received by Agent or Lenders from the exercise of any rights and remedies pertaining to the Obligation shall be applied to the Obligation in accordance with Section 3.3.

12.8. Diminution in Value of Collateral.  Neither Agent nor any Lender shall have any liability or responsibility for any diminution in or loss of value of any Collateral now or hereafter securing payment or performance of all or any part of the Obligation.

Section 13.  Agent.

13.1. Appointment and Authorization of Agent.

(a) Each of the Lenders hereby appoints Deerpath Funding to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 13 are solely for the benefit of Agent and any Lender, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b) Except as set forth in Section 14.8(a) or otherwise specified in this Agreement:

(i) subject to subsection (ii) below, the exercise of any right or remedy; the grant of any waiver, consent, agreement, approval, authorization or acceptance; the execution and delivery of any document, agreement or instrument; the making of any request, election, designation or requirement; the receipt of notice of any event or of delivery of any document; and the taking of any other action by or on behalf of “Lender” or “Lenders” under this Agreement or any other Loan Document shall require only the action or approval of the Agent, and Borrowers shall be entitled to rely on any of the foregoing actions and approvals by Agent as being the valid action or approval of Agent on behalf of Lenders; and

(ii) except as set forth in Section 13.10 (with respect to certain Collateral matters), Agent shall not take any discretionary action or exercise any discretionary powers without the consent or approval of Required Lenders.

13.2. Rights as a Lender.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, make equity investments in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

13.3. Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set out herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Potential Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers;

(c) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(d) shall not, except as expressly set out herein and in the other Loan Documents, be liable for the failure to disclose any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and

(e) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default or Potential Default unless and until written notice describing such Default or Potential Default is given to Agent by Borrowers or a Lender.  Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out herein or therein or the occurrence of any Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set out in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

13.4. Reliance by Agent.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Agent may consult with legal counsel (who may be counsel for one or more Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5. Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Affiliates of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

13.6. Resignation; Removal of Agent.

(a) Agent may at any time give written notice of its resignation to Lenders.  Agent may also be removed at any time, with or without cause, by the affirmative vote of Lenders holding a majority of the Percentage Interests.

(b) Upon the resignation or removal of Agent pursuant to this Section 13.6, Lenders shall have the right, in consultation with Borrowers, to appoint, by vote of a majority of the Percentage Interests, a successor, which may be any other Lender or any other Person selected by vote of Lenders holding majority of the Percentage Interests.  If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the resignation or removal of the Agent, then the resigning or removed Agent (the “Retiring Agent”) may, on behalf of Lenders, appoint a successor Agent meeting the qualifications set out above; provided that if Agent shall notify a Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the Retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Retiring Agent on behalf of the Lenders under any of the Loan Documents, the Retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section.

(c) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the “Agent”, under this Agreement and the other Loan Documents, and the Retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  After the Retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 13 and Section 8.6 shall continue in effect for the benefit of such Retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the Retiring Agent was acting as Agent.

13.7. Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.8. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lender shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, Lender or both.

13.9. Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 8.6 and 8.11) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 8.6 and 8.11.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligation or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

13.10. Collateral Matters.

(a) Each Lender hereby authorizes and directs Agent to enter into the Security Documents, the ADI Seller Note Subordination Agreement, the Legiant Seller Note Subordination Agreement and the Convertible Note Subordination Agreement for the benefit of such Lender.  Each Lender also authorizes Agent to enter into Subordination Agreements with respect to any other Subordinated Debt, whether in existence as of the Closing Date or created, incurred or assumed at any time following the Closing Date.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set out in Section 14.8(a), any action taken by the Agent, in accordance with the provisions of this Agreement, the Security Documents and any Subordination Agreement, and the exercise by the Agent of the powers set out herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Agent is hereby authorized (but not obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender from time to time, to take any action with respect to any Collateral, the Security Documents or any Subordination Agreement which may be necessary to (i) perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents, (ii) subordinate any Subordinated Debt (and any Liens securing any such Subordinated Debt) to the Obligations (and the Liens securing the Obligations), and (iii) exercise Agent’s rights and remedies and enforce the covenants and obligations of any Borrower or any holder of Subordinated Debt under any Subordination Agreement.

(b) Each Lender hereby authorizes Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon payment in full of the Loans and all other Obligations (other than contingent indemnification obligations) and termination of the Term Loan Commitment and any other commitment by Lenders hereunder, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 14.8(a), if approved, authorized or ratified in writing by the Lenders, or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of a Default.  Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 13.10.

(c) Subject to subsection (b) above, Agent shall (and is hereby authorized by each Lender to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Agent and Lenders herein or pursuant to this Agreement upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligation or any Liens upon any interests retained by Borrowers or any other Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to ensure that the Collateral exists or is owned by a Borrower or any other Person or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Security Documents or pursuant to this Agreement or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to the Lenders.

(e) Each Lender hereby appoints Agent and each other Lender as agent for the purpose of perfecting such Lender’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof and, promptly upon Agent’s request therefor, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

Section 14.  Miscellaneous.

14.1. Headings.  The headings and captions used in the Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of the Loan Documents.

14.2. Non-Business Days.  Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day, but interest shall continue to accrue on any applicable payment until payment is made.

14.3. Communications.  Unless otherwise provided, any consent, notice, or other communication under or in connection with any Loan Document must be in writing to be effective and shall be deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number, (b) if by mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service, or (c) if by electronic mail or any other means, when actually received or delivered (with respect to electronic mail, each party giving such notice shall be responsible for keeping records acceptable to Lenders regarding all such notices).  Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party is as follows:

If to Borrowers:

Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas 78746
Attention:  Patrick Goepel
Fax No.:  (512) 437-2718
Tel. No.:  (512) 437-2600

with a copy to (which shall not constitute notice):

Messerli & Kramer P.A.
1400 Fifth Street Towers
100 South Fifth Street
Minneapolis, MN  55402-1217
Attention:  David L. Weigman
Fax No.:  (612) 672-3777
Tel. No.:  (612) 672-3610

If to Agent or Lenders:

Deerpath Funding, LP
405 Lexington Avenue, 71st Floor
New York, NY 10174
Attention:  James H. Kirby
Fax No.:  (646) 417-7095
Tel. No.:  (646) 786-1022

with a copy to (which shall not constitute notice):

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Fax No.:  (713) 226-6240
Tel. No.:  (713) 226-6640
Attention:  Andrew C. Fertitta

14.4. Survival.  Unless otherwise provided, all covenants, agreements, representations and warranties made in this Agreement and any of the other Loan Documents shall survive and continue in effect as long as any Loan or other Obligation is outstanding or any commitment by Lenders hereunder is in effect; provided, that the indemnities set out in Section 8.6 and their terms and provisions shall survive the satisfaction and payment of the Obligation and the termination of this Agreement and Lenders’ commitments hereunder.

14.5. Governing Law.  This Agreement and each Loan Document shall be a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of law principles.

14.6. Invalid Provisions.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic and legal effect of which comes as close as possible to the intent of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7. Multiple Counterparts.

(a) Each Loan Document may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b) The exchange of copies of any Loan Document and of signature pages to any Loan Document by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of such Loan Document as to the parties thereto and may be used in lieu of the original Loan Document for all purposes.  Signatures of the parties transmitted by facsimile, .pdf or other electronic transmission shall be deemed to be their original signatures for all purposes.

14.8. Amendments; Assignments and Participations.

(a) The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Agent, Required Lenders and Borrowers.  Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.

(b) Upon ten (10) days prior written notice to the Borrowers, from time to time any Lender may sell, assign or transfer, or sell one or more participations in, all or any portion of its Notes and its other rights and obligations under the Loans, this Agreement and the other Loan Documents, to one or more Persons.

(c) Any Lender may furnish any information concerning the Borrowers in its possession from time to time to assignees and participants (including prospective assignees and participants); provided, that any Lender furnishing any information concerning the Borrowers pursuant to the foregoing shall restrict disclosure to only those employees, officers, directors, attorneys and advisors of current or prospective assignees or participants required to monitor Borrowers’ performance and/or evaluate Borrowers’ credit worthiness, as applicable.  Prior to disclosure, all employees, officers, directors, attorneys and advisors provided with information pertaining to Borrowers shall be made aware of the confidential nature of the information so provided.

(d) To facilitate any assignment or participation pursuant to this Section 14.8, Borrowers shall, from time to time promptly upon the request of any Lender, execute and deliver to such Lender or to such party or parties as such Lender may designate, any and all replacement Notes, consents, acknowledgements and other instruments and agreements as may in the reasonable opinion of such Lender be necessary or advisable to give full force and effect to such assignment or participation.

(e) No Borrower may assign or transfer its rights or obligations hereunder or any interest herein or delegate its duties or obligations hereunder without the prior written consent of Agent and each of the Lenders.

14.9. Term.  This Agreement will stay in effect until, and all obligations under this Agreement shall terminate (except for any provisions thereof, such as indemnification provisions, which by their terms survive termination), upon the later to occur of (a) all Principal Debt and accrued interest under the Loans and all other Obligations have been repaid in full and no Loan or other Obligation remains outstanding, and (b) all commitments of Lenders hereunder have been terminated or expired.

14.10.  Marshaling; Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations hereunder.  Except as otherwise provided herein, each Borrower’s Obligations under the Loan Documents remain in full force and effect until the Obligations are paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligations and termination of the Loan Documents).  If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Borrower or any other obligor on the Obligations under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, the Obligations of each Borrower under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

14.11. Arbitration.  Agent, each Lender, and each Borrower agree that all disputes, claims, and controversies between them, whether individual, joint, or class in nature, arising from this Agreement, the Loan Documents, or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association (“AAA”).  Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in New York, New York, or at any other place selected by mutual agreement of the parties.  No act to take or dispose of any Collateral shall constitute a waiver of this Section 14.11 agreement or be prohibited by this Section 14.11.  This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off, or taking or disposing of such property with or without judicial process pursuant to the UCC.  Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be resolved by binding arbitration pursuant to this Section 14.11; provided that, no arbitrator shall have the right or the power to enjoin or restrain any act of either party.  Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction.  The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

14.12. No Implied Waivers; Cumulative Remedies; Writing Required.  No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or any other right, power or remedy.  The rights and remedies hereunder of Agent and the Lenders are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.13. Electronic Submissions.  Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Agent or Lenders may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the other Loan Documents be submitted to Lenders in Approved Electronic Form (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lenders, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lenders (which approval has not been revoked or modified by Lenders) and sent to Borrowers in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the other Loan Documents.

14.14. Jury Waiver. AGENT, LENDERS AND BORROWERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN AGENT, LENDERS (OR ANY LENDER) AND BORROWERS (OR ANY BORROWER) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN AGENT, ANY LENDER AND ANY BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT TO AGENT AND LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.

14.15. Venue and Service of Process.  SUBJECT TO THE ARBITRATION PROVISIONS SET FORTH IN SECTION 14.11, EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, (A) IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF NEW YORK (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM), (B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN THE DISTRICT COURT OF NEW YORK COUNTY, NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, (C) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET OUT IN THIS AGREEMENT, AND (E) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS.  THE SCOPE OF EACH OF THE FOREGOING CONSENTS AND WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH BORROWER ACKNOWLEDGES THAT THESE CONSENTS AND WAIVERS ARE A MATERIAL INDUCEMENT TO LENDERS’ AGREEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT AGENT AND LENDERS HAVE ALREADY RELIED ON THESE CONSENTS AND WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT AGENT AND LENDERS WILL CONTINUE TO RELY ON EACH OF THESE CONSENTS AND WAIVERS IN RELATED FUTURE DEALINGS.  EACH BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE CONSENTS AND WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH CONSENT AND WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The consents and waivers in this Section 14.15 are irrevocable, meaning that they may not be modified either orally or in writing, and these consents and waivers shall apply to any subsequent amendments, supplements, or replacements to or of this or any other Loan Document.  In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16. Marketing and Disclosure Rights of Lenders.  Each Borrower hereby grants Agent and each Lender the right to divulge such Borrower’s name and a brief description of the transactions contemplated by this Agreement and the other Loan Documents, including such information as is normally and customarily provided in tombstone advertisements, on Agent’s or any Lender’s internet website, in Agent’s or any Lender’s newsletter or in any of Agent’s or any Lender’s other marketing materials; provided, that neither Agent nor any Lender shall divulge any non-public information about the financial condition of the Borrowers in any such advertisements.  Each Borrower also grants Agent and each Lender the right to divulge information about the Borrowers and all material aspects of the transactions contemplated by this Agreement and the other Loan Documents to (x) the SBA, (y) Agent’s and each Lender’s current and prospective lenders, partners, affiliates, investors, co-investors, co-lenders and other financing sources, or any trustee or agent therefor or counsel thereto, and (z) S&P, Moody’s, Fitch and/or other ratings agency or counsel thereto, subject to Agent’s and Lenders’ obligations to instruct such Persons to maintain the confidentiality of such information.  Each Borrower further understands and acknowledges that Agent and each Lender and one or more of their respective members and affiliates (including Deerpath Capital, LP, a Delaware limited partnership, Deerpath Capital Management, LP a Delaware limited partnership, Deerpath Capital General Partner, LLC, a Delaware limited liability company, Deerpath Funding General Partner, Inc. a Delaware corporation, Deerpath Capital II, LP, a Delaware limited partnership, and Deerpath Capital II General Partner, LLC, a Delaware limited liability company) may have certain regulatory requirements in order to maintain compliance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and as such Borrowers approve and consent to the disclosure of the transactions contemplated by this Agreement for such purposes.

14.17. Managerial Assistance by Lenders.  Each Borrower acknowledges that Lenders have offered and continue to offer to make available managerial, consulting or other assistance upon such Borrower’s request.

14.18. Entirety.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE AGENT, LENDERS AND BORROWERS AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION THE COMMITMENT LETTER AND ANY TERM SHEET ENTERED INTO BY ANY LENDER AND ANY BORROWER.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[The remainder of this page has been intentionally left blank
Signatures are on the following page.]

IN WITNESS WHEREOF, the parties have executed and delivered this Loan Agreement as of the date first written above.

AGENT:

Deerpath Funding, LP
a Delaware limited partnership,
as Agent

By:          Deerpath Funding General Partner, Inc.
its general partner

By:  /s/ Anish Bahl
Name: Anish Bahl
Title: Chief Financial Officer

[Signature Page 1 of 3 to Loan Agreement]

LENDERS:

Deerpath Funding, LP
a Delaware limited partnership,
as Lender

By:          Deerpath Funding General Partner, Inc.
its general partner

By:  /s/ Anish Bahl
Name: Anish Bahl
Title: Chief Financial Officer

[Signature Page 2 of 3 to Loan Agreement]

BORROWERS:

Asure Software, Inc.
a Delaware corporation

By:  /s/ Patrick Goepel
Name: Patrick Goepel
Title: Chief Executive Officer

ADI Software, LLC
a Delaware limited liability company

By: /s/ Patrick Goepel
Name: Patrick Goepel
Title: Chief Executive Officer

Asure Legiant, LLC
a Delaware limited liability company

By: /s/ Patrick Goepel
Name: Patrick Goepel
Title: Chief Executive Officer

Meeting Maker – United States, Inc.
a Delaware corporation

By: /s/ Patrick Goepel
Name: Patrick Goepel
Title: Chief Executive Officer

[Signature Page 3 of 3 to Loan Agreement]